                                                                    EXHIBIT 10.6

                                                                  EXECUTION COPY
                                                                    MAY 25, 1996



                               CREDIT AGREEMENT

                            Dated as of May 25, 1996

                                     among

                         WILSONS LEATHER HOLDINGS INC.,

                                  as Borrower,

                          THE LENDERS SIGNATORY HERETO
                               FROM TIME TO TIME,

                                  as Lenders,

                                      and

                     GENERAL ELECTRIC CAPITAL CORPORATION,

                     as Agent, Lender and Swing Line Lender

          This CREDIT AGREEMENT, dated as of May 25, 1996 among WILSONS LEATHER HOLDINGS INC., a Minnesota corporation ("Borrower"), GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation (in its individual capacity, "GE Capital"), for itself, as Lender, as Swing Line Lender and as Agent for Lenders, and the other Lenders signatory hereto from time to time.

                                 RECITALS
                                 --------

          WHEREAS, Borrower desires that Lenders extend a revolving credit facility to Borrower of up to One Hundred Fifty Million Dollars ($150,000,000) in the aggregate for working capital purposes, including capital expenditures; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrower of up to such amount upon the terms and conditions set forth herein;

          WHEREAS, Borrower desires to secure all of its obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its existing and after-acquired personal property other than equipment and fixtures as set forth in the Security Agreement;

          WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Schedule A. All Schedules, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:


     1.  AMOUNT AND TERMS OF CREDIT

         1.1  Credit Facilities.

         (a) Revolving Credit Facility. (i) Subject to the terms and conditions hereof, each Lender agrees to make available from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a "Revolving Credit Advance"). The obligations of each Lender hereunder shall be several and not joint. The aggregate amount of Revolving Credit Advances outstanding shall not exceed at any time the lesser of (A) the Maximum Amount less the sum of 100% of the Letter of Credit Obligations, 100% of the eligible Trade L/C Obligations and the Swing Line Loan outstanding and (B) the Borrowing Base, less the sum of 100% of the Letter of Credit Obligations, 35% of the Eligible Trade L/C Obligations and the Swing Line Loan outstanding at such time ("Borrowing Availability"). Furthermore, the Pro Rata Share of the Revolving Loan of any Lender shall not at any time exceed its separate Revolving Loan Commitment. Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a). Each Revolving Credit Advance shall be made on notice by Borrower to the representative of the Agent identified on Schedule 1.1 at the address specified thereon. Those notices must be given no later than (1) 11:00 a.m. (Chicago time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 11:00 a.m. (Chicago time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a "Notice of Revolving Credit Advance") must be substantially in the form of Exhibit 1.1(a)(i), and must specify the requested date, the amount and type of the requested Revolving Credit Advance, and such other information as may be required by Agent and must be given in writing (by telecopy or overnight courier) or by telephone confirmed immediately in writing. Revolving Credit Advances in the form of Index Rate Loans must be in a minimum amount of $25,000 and multiples of $10,000 in excess of such amount; minimum advances and integral multiples for LIBOR Loans are set forth in Section 1.5(e). Notwithstanding the foregoing, any Revolving Credit Advance to Borrower which is to be used solely to repay the Swing Line Loan to Borrower may be in the aggregate principal amount of the Swing Line Loan even if less than the foregoing minimums. If Borrower desires to have the Revolving Loan bear interest by reference to a LIBOR Rate, it must comply with Section 1.5(e).

          (ii) Borrower shall execute and deliver to each Lender a promissory note to evidence the Revolving Loan. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a "Revolving Note" and, collectively, the "Revolving Notes"). The Revolving Notes shall represent the obligation of Borrower to pay the amount of the Revolving Loan Commitment or, if less, the applicable Lender's Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances made by the applicable Lender to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds in Dollars on the Commitment Termination Date.

          (iii) In its discretion the Agent may (but shall have absolutely no obligation to) make Revolving Credit Advances to Borrower on behalf of the Lenders in amounts which cause the outstanding principal balance of the aggregate Revolving Credit Advances to exceed Borrowing Availability (any such excess Revolving Credit Advances are herein referred to collectively as "Overadvances"), and no such event or occurrence shall cause or constitute a waiver by Agent or Lenders of any Default or Event of Default that may result therefrom or of their right to refuse to make any further Overadvances, Revolving Credit Advances or Swing Line Advances or incur any Letter of Credit Obligations or Eligible Trade L/C Obligations at any time that an Overadvance exists or would result therefrom. In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met. The authority of the Agent to make Overadvances is limited to an aggregate amount not to exceed $1,500,000 at any time, shall not cause the sum of the Revolving Loan plus the Swing Line Loan to exceed the Maximum Amount, and may be revoked prospectively by a written notice to Agent signed by Lenders holding fifty percent (50%) or more of the Revolving Loan Commitments. The aggregate principal balance of all Overadvances shall bear interest at the Default Rate then applicable to Index Rate Loans. Each Overadvance shall be payable by Borrower as and when specified by Agent at the time that such Overadvance is made or, if not so specified by Agent, shall be payable on demand.

          (b) Swing Line Facility. (i) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make available from time to time until the Commitment Termination Date advances (each, a "Swing Line Advance"); provided that no Swing Line Advance may be made after the occurrence and during the continuance of an Event of Default unless such Swing Line Advance is approved by Requisite Lenders. The aggregate amount of Swing Line Advances outstanding shall not exceed the lesser of (A) the Swing Line Commitment and (B) the Borrowing Base less the sum of the outstanding balance of the Revolving Credit Advances plus 100% of outstanding Letter of Credit Obligations and 35% of outstanding Eligible Trade L/C Obligations as of any date of determination ("Swing Line Availability"). Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(b). In order to minimize fluctuations in the Revolving Loan balance, it is intended that the Swing Line Loan shall be the first Loan borrowed and the first Loan repaid. Each Swing Line Advance shall be made on notice by Borrower to the representative of the Agent identified on Schedule 1.1 at the address specified thereon. Those notices must be given no later than 11:00 a.m. (Chicago time) on the Business Day of the proposed Swing Line Advance. Each such notice (a "Notice of Swing line Advance") must be substantially in the form of Exhibit 1.1(b)(i), and must specify the requested date, the amount of the requested Swing Line Advance, and such other information as may be required by Agent or the Swing Line Lender and must be given in writing (by telecopy or overnight courier) or by telephone confirmed immediately in writing.

          (ii) Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Loan. Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(b)(ii) (the "Swing Line Note"). The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Swing Line Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

          (iii) Refunding of Swing Line Loans. The Swing Line Leader, at any time and from time to time in its sole and absolute discretion and otherwise at Borrower's request, may on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request by telephone or telecopy each Lender (including the Swing Line Lender) to make a Revolving Credit Advance to Borrower (which initially shall be an Index Rate Loan, but may be converted to a LIBOR Loan) in an amount equal to such Lender's Pro Rata Share of the principal amount of the Swing Line Loan (the "Refunded Swing Line Loan") outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(h) or 8.1(i) shall have occurred (in which event the procedures of Section 1.1(b)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall make the proceeds of its Revolving Credit Advance available to the Swing Line Lender prior to 1:00 p.m. (Chicago time), in immediately available funds on the Business Day that such notice is given. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Loan.

          (iv) Participation in Swing Line Loans. If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(b)(iii), one of the events described in Sections 8.1(h) or 8.1(i) shall have occurred with respect to Borrower, then, subject to the provisions of Section 1.1(b)(v) below, each Lender will, on the date such Revolving Credit Advance was to have been made to Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Lender will promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate, substantially the form of Exhibit 1.1(b)(iv), dated the date of receipt of such funds and in such amount.

          (v) Lenders' Obligations Unconditional. Each Revolving Lender's obligation to make Revolving Credit Advances in accordance with Section 1.1(b)(iii) and to purchase participating interests in accordance with Section 1.1(b)(iv) shall be absolute and unconditional (unless the Swing Line Advance was not made to fund a Letter of Credit Obligation or Eligible Trade L/C Obligation, an Event of Default had occurred and was continuing at the time the underlying Swing Line Advance was made and the Swing Line Lender was aware of the same at the time of the relevant Swing Line Advance) and shall not be affected by any of the following circumstances: (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to the Swing Line Lender the amount required pursuant to Section 1.1(b)(iii) or 1.1(b)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the federal funds rate for the first two Business Days and at the Index Rate thereafter.

     (c) Reliance on Notices. Agents shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation, Notice of Swing Line Advance or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

          1.2 Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Schedule B, Borrower shall have the right to request, and the Lenders agree to incur, Eligible Trade L/C Obligations and Letter of Credit Obligations in respect of Borrower. The aggregate Letter of Credit Obligations and Eligible Trade L/C Obligations outstanding at any time shall not exceed as of any date of determination, the lesser of (A) $90,000,000 and (B) $150,000,000 less the then outstanding Revolving Credit Advances and Swing Line Loan. In addition, 100% of the Letter of Credit Obligations plus 35% of the Eligible Trade L/C Obligations outstanding as of any date of determination shall not exceed the Borrowing Base, less the then outstanding Revolving Credit Advances and Swing Line Loan. The determination of availability described in the preceding two sentences is herein referred to as "L/C Availability."

          1.3 Prepayment. (a) If at any time Borrowing Availability of L/C Availability is less than zero, Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances and Swing Line Advances (in such order as shall minimize the aggregate of LIBOR breakage costs and the interest costs on the Revolving Loan and/or Swing Line Loan that remains outstanding) to the extent required to eliminate such deficit. If any deficit remains after repayment in full of the aggregate outstanding Revolving Credit Advances and Swing Line Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations and Eligible Trade L/C Obligations in the manner set forth in Schedule B to the extent required to eliminate such deficit. Notwithstanding the foregoing, the repayment requirements of any Overadvance made pursuant to
Section 1.1(a)(iii) shall be determined as set forth therein.

          (b) Except as set forth in Section 6.14 hereof, if Newco issues Stock, no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with clause (d) below.

          (c) Borrower may at any time on at least five (5) days' (sixty (60) days' in the case of prepayment in full of the Loans) prior written notice to Agent voluntarily prepay all or part of the Revolving Loan and/or the Swing Line Loan and permanently reduce or terminate the Revolving Loan Commitment or the Swing Line Commitment, as applicable; provided that (a) any such prepayments or reductions shall be in a minimum amount of $1,000,000 and integral multiples of $250,000 in excess of such amount, (b) such voluntary prepayments or reductions may be made or effected no more frequently than once per year following the Closing Date, (c) any partial reduction of the Revolving Loan Commitment shall result in a ratable reduction in the Swing Line Commitment and (d) any partial reduction of the Revolving Loan Commitment to $120,000,000 or less shall result in a ratable reduction in the L/C Sublimit. Any such voluntary prepayment and any such reduction or termination of the Revolving Loan Commitment must be accompanied by the payment of the fee required by Section 1.9(c), if any, plus the payment of any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such prepayment in full and termination in full of the Revolving Loan Commitment and the Swing Line Commitment, Borrower's right to request Revolving Credit Advances, request that Letter of

Credit Obligations or Eligible Trade L/C Obligations be incurred on its behalf, or request Swing Line Advances shall simultaneously be permanently terminated.

          (d) Any prepayments made by Borrower pursuant to clause (b) above or pursuant to Section 5.4(c) shall be applied in the following order of priority, in each instance until all Obligations having a higher priority have been paid in full: first, to accrued Fees and expenses reimbursable hereunder; second, to accrued interest on the Swing Line Loan; third, to the principal balance of the Swing Line Loan; fourth, to the accrued interest on the Index Rate Loans; fifth, to the principal balance of the Index Rate Loans; sixth, if L/C Availability is less than zero, to any Letter of Credit Obligations and Eligible Trade L/C Obligations of Borrower to provide cash collateral therefor in the manner set forth in Schedule B, until all such Letter of Credit Obligations and Eligible Trade L/C Obligations have been cash collateralized to the extent so required; and seventh, in the case of a prepayment pursuant to clause (b) above to eliminate any Seasonal Over-Advance outstanding (if not eliminated under clause third above) as required by Section 6.14. If an Event of Default shall have occurred and be continuing, the remainder of any such prepayments shall be applied to outstanding Obligations in such order as Agent may deem appropriate, including the cash collaterization of Letter of Credit Obligations and Eligible Trade L/C Obligations. Otherwise the remainder of such prepayments shall be returned to Borrower and held by Borrower in a Disbursement Account or other account as permitted by Section 6.2 subject to a Control Letter. Neither the Revolving Loan Commitment nor the Swing Line Commitment shall be permanently reduced by the amount of any prepayments applied to the Revolving Loan or the Swing Line Loan pursuant to the foregoing.

          1.4 Use of Proceeds. Borrower shall utilize the proceeds of the Revolving Credit Advances and the Swing Line Advances solely for the financing of Borrower's ordinary working capital needs, including Capital Expenditures (but excluding in any event the making of any Restricted Payment not specifically permitted by Section 6.14). Schedule 1.4 contains a description of Borrower's sources and uses of funds as of the Closing Date, including Loans, Letter of Credit Obligations and Eligible Trade L/C Obligations to be made or incurred on that date.

          1.5 Interest. (a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances bearing interest at the Index Rate, at a per annum rate equal to the Index Rate plus the Applicable Index Margin, or at the election of Borrower, at a per annum rate equal to the applicable LIBOR Rate plus the Applicable LIBOR Margin, based on the aggregate Revolving Credit Advances outstanding from time to time; and
(ii) with respect to the Swing Line Loan at a per annum rate equal to the Index Rate plus the Applicable Swing Line Margin.

          (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     (c) All computations of interest with respect to LIBOR Loans shall be made by Agent on the basis of a three hundred sixty (360) day year, for the actual number of days occurring in the period for which such interest is payable. All computations of interest with respect to Index Rate Loans, shall be made by Agent on the basis of a three hundred sixty-five (365) day year for the actual number of days elapsed. The Index Rate shall be determined each day based upon the Index Rate as in effect each day. Each determination by Agent of an interest rate hereunder shall be conclusive, absent manifest error.

     (d) So long as any Event of Default shall have occurred and be continuing, and at the election of Agent (or upon the written request of Requisite Lenders) after written notice from Agent to Borrower, the interest rates applicable to the Revolving Loan, the Swing Line Loan and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rate of interest or the rate of such Fees otherwise applicable hereunder ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. If such notice is issued, interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default for so long as that Event of Default shall continue and shall be payable upon demand.

     (e) So long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option to (i) request that any Revolving Credit Advance (other than an Overadvance) be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Revolving Credit Advances (including a Refunded Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any LIBOR Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the last day of the LIBOR Period of the Loan to be continued. Any Loan to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount. Any such election must be made by 11:00 a.m. (Chicago time) on the third (3rd) Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by 11:00 a.m. (Chicago time) on the third (3rd) Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default shall have occurred and be continuing), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/ Continuation") in the form of Exhibit 1.5(e). Unless Agent shall otherwise consent, no Loan may be made as or converted into a LIBOR Loan until forty-five
(45) days after the Closing Date. Furthermore, Borrower shall not be entitled to request or continue any Revolving

Loan as, or convert any Revolving Loan into, a LIBOR Loan unless at the time of such request, conversion or continuation, the aggregate outstanding principal balance of the Revolving Credit Advances plus the amount of the Swing Line Advances equals or exceeds $5,000,000 and Borrower reasonably anticipates that the aggregate outstanding principal balance of the Revolving Credit Advances will continue to equal or exceed such amount for the duration of the LIBOR Period selected by Borrower.

          (f)  Notwithstanding anything to the contrary set forth in this
Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, the interest rate payable hereunder shall be the rate(s) of interest provided in Sections 1.5(a) through (e) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

          1.6 Applicable Margins. The Applicable Swing Line Margin, Applicable Index Margin, Applicable LIBOR Margin and Applicable L/C Margin will be adjusted (up or down) quarterly based on Newco's consolidated financial performance for the trailing four quarters as evidenced by its quarterly consolidated Financial Statements in accordance with the following grid:


If EBIT/Cash                         Applicable     Applicable     Applicable     Applicable
  Interest                           Swing Line       Index          LIBOR           L/C
Coverage is:                         Margin is:     Margin is:     Margin is:     Margin is:
------------                         ----------     ----------     ----------     ----------

less than 2.0                           1.00%          1.25%          2.75%          1.75%

2.0 up to but not including 3.0          .75%          1.00%          2.50%          1.50%

3.0 up to but not including 4.0          .25%           .50%          2.00%          1.25%

4.0 or more                             0.0%            .25%          1.75%          1.25%


          The Applicable Swing Line Margin, Applicable Index Margin, Applicable LIBOR Margin and Applicable L/C Margin will be 1.0%, 1.25%, 2.75% and 1.75%, respectively, as of the Closing Date and will first be subject to adjustment on February 1, 1997, based on Parent's quarterly consolidated Financial Statements for February 1, 1996, through the Closing Date and Newco's quarterly consolidated Financial Statements from the day following the Closing Date through the last day of the Fiscal Quarter ending on the Saturday closest to January 31, 1997 (collectively the "Measuring Period"), subject to the following conditions. To adjust the margins for the periods commencing February 1, 1997, Borrower must deliver to Agent and Lenders before February 28, 1997, internally prepared consolidated Financial Statements for the Measuring Period, demonstrating that a reduction has been earned. If earned, margin reductions will be implemented for all interest and Letter of Credit Fee payments accrued during the month of February 1997 and due on or after March 1, 1997; provided that such consolidated Financial Statements are received before February 28, 1997; otherwise margin reductions will be implemented on the date such Financial Statements are received. Newco's consolidated Financial Statements for the period commencing on the day following the Closing Date and ending on the last day of the Fiscal Quarter ending on the Saturday closest to January 31, 1997, shall be reviewed by Newco's outside auditors and subsequently delivered to Agent. If those Financial Statements demonstrate that margin reductions were not, in fact, earned as of the last day of the Measuring Period, Borrower shall pay to Agent for the ratable benefit of Lenders a make-up payment within five
(5) days after delivery of those Financial Statements. The make-up payment will equal the difference between interest and Letter of Credit Fees that should have been paid for the period commencing February 1, 1997, and those actually paid.

          After February 1, 1997, adjustments in the Applicable Swing Line Margin, Applicable Index Margin, Applicable LIBOR Margin and Applicable L/C Margin shall be prospective only and shall be based on Newco's consolidated financial performance for the trailing four quarters as of the last day of each Fiscal Quarter as evidenced by Newco's unaudited consolidated Financial Statements for the first three Fiscal Quarters of each Fiscal Year and Newco's audited consolidated Financial Statements for each Fiscal Year. Each increase or decrease in the above-referenced margins shall become effective starting (i) in the case of the Swing Line Loan, Index Rate Loans and Letter of Credit Fees on the first day of the first calendar month after delivery of the applicable Financial Statements and (ii) in the case of LIBOR Loans on the first day of each LIBOR Period commencing after delivery of the applicable Financial Statements.

          1.7 Eligible Inventory. Based on the most recent Borrowing Base Certificate delivered by Borrower to Agent and on other information available to Agent, Agent shall in its reasonable credit judgment determine which Inventory of Borrower shall be "Eligible Inventory" for purposes of this Agreement. In determining whether any particular Inventory of Borrower constitutes Eligible Inventory, Agent shall not include any such Inventory to which any of the exclusionary criteria set forth in Schedule D applies. Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any such criteria, and to establish new criteria, and to establish Reserves against the Borrowing Base in its reasonable credit judgment based on changes in the salability of Inventory, Liens, unpaid liabilities or other changed circumstances arising after the Closing Date, subject to the approval of Lenders in the case of adjustments or new criteria which have the effect of making more credit available; provided that if any such adjustment in criteria or the establishment of new criteria or Reserves (other than Reserves specifically described in the definition of Reserves, Section 1.11(c), Section 5.4(c), or
Section 5.9) materially reduces Borrowing Availability, Borrower may prepay the Revolving Loan (including the Swing Line Loan) within one (1) year thereafter without payment of a prepayment fee.

          1.8 Cash Management Systems. On or prior to the Closing Date, Borrower will establish and will maintain until the Termination Date, the cash management systems described on Schedule E (the "Cash Management Systems").

          1.9 Fees. (a) Borrower shall pay to GE Capital, individually, the Fees specified in that certain Fee Letter dated as of April 29, 1996 (the "GE Capital Fee Letter"), at the times specified for payment therein.

          (b) As additional compensation for the Lenders having Revolving Loan Commitments, Borrower agrees to pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a fee for Borrower's non-use of available funds (the "Non-Use Fee") in an amount equal to three-eights of one percent (.375%) per annum (calculated on the basis of a 365 day year for actual days elapsed) of the difference between the respective daily averages of (x) the Maximum Amount (as it may be reduced from time to time) and
(y) the amount of the Revolving Loan outstanding during the period for which the Non-Use Fee is due.

          (c) Except as otherwise provided herein, if Borrower prepays the Revolving Loan and in connection therewith reduces or terminates the Revolving Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, Borrower shall pay to the Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount determined by multiplying the Applicable Percentage by the amount of the reduction of the Revolving Loan Commitment. As used herein, the term "Applicable Percentage" shall mean (x) two percent (2.0%), in the case of a prepayment on or prior to the second anniversary of the

Closing Date, and (y) one percent (1.0%), in the case of a prepayment after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date. Notwithstanding the foregoing, no prepayment fee shall be payable by Borrower upon a mandatory prepayment made pursuant to Section 1.3(b) so long as the transaction giving rise to such prepayment is expressly permitted under Section 6 and so long as Borrower does not permanently reduce the Revolving Loan Commitment.

          1.10 Receipt of Payments. Terms used and not otherwise defined in this Section shall have the respective meanings given such terms in Schedule E. Pursuant to the Blocked Account Agreement, Agent and Borrower have directed the Concentration Account Bank to sweep the balance of funds on deposit in the Concentration Account at 11:00 a.m. (Chicago time) each day into the Collection Account. For purposes of computing interest and Fees and determining the amount available for borrowing by Borrower pursuant to Section 1.1, all payments shall be deemed received on the day of receipt of immediately available funds therefor in the Collection Account. So long as Borrower and the Store Guarantors have cash or cash equivalents (consisting of investments permitted under clause (a) of Section 6.2) on hand or on deposit of $7,000,000 or more in the aggregate, Borrower shall not request (and Lenders are not obligated to make) any Revolving Credit Advance or Swing Line Advance. To the extent not applied to the Revolving Loan or Swing Line Loan and so long as no Event of Default shall have occurred and be continuing and so long as L/C Availability exceeds zero, good funds received by Agent in its Collection Account before 2:00 p.m. (Chicago time) on each Business Day will be transferred to Borrower's Disbursement Account on that Business Day. Notwithstanding any provision herein contained to the contrary, so long as no Default or Event of Default has occurred and is continuing, and Borrowing Availability and L/C Availability are greater than the amount of the funds transfer described below, Agent will transfer good funds to Borrower's Disbursement Account based on assurances from Borrower's Concentration Account Bank that good funds in a corresponding amount will be transferred to Agent's Collection Account on the same Business Day as such assurances are given. If Agent makes such a transfer under the foregoing circumstances and does not receive such funds from Borrower's Concentration Account Bank prior to 1:00 p.m. (Chicago time), Agent shall promptly notify Borrower. If Agent does not receive corresponding good funds from Borrower's Concentration Account Bank prior to 2:00 p.m. (Chicago time), Agent's transfer of funds to Borrower as described above shall be deemed to constitute a Swing Line Advance to the extent that such transfer would not cause the Swing Line Loan to exceed the Swing Line Commitment, and a Revolving Credit Advance to the extent of such excess.

          1.11 Application and Allocation of Payments. (a) Borrower hereby irrevocably waives as to all payments from and after the Commitment Termination Date, the right to direct the application of such payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto after the Commitment Termination Date and in all other instances (except as otherwise expressly provided herein), payments shall be applied in the following order of priority, in each instance until all Obligations having a higher priority have been paid in full: (1) to Fees and Agent's expenses reimbursable hereunder; (2) to accrued interest on the Swing Line Loan; (3) to the outstanding principal balance of the Swing Line Loan; (4) to accrued interest on the Index Rate Loans; (5) to the principal balance of Index Rate Loans; (6) to accrued interest on LIBOR Rate Loans; (7) to the principal balance of LIBOR Rate Loans; (8) if the Commitment Termination Date has occurred or if L/C Availability is less than zero, to cash collateralize Letter of Credit Obligations and Eligible Trade L/C Obligations in the manner described in Schedule B and (9) to all other Obligations then due and payable including expenses of Lenders reimbursable under Section 11.3.

          (b) Agent is authorized to, and at its sole election may, charge to the Swing Line Loan to the extent such charge would not cause the Swing Line Loan balance to exceed the Swing Line Commitment and then to Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to promptly pay any such amounts as and when due, even if such charges would cause the Revolving Loan to exceed Borrowing Availability. At Agent's option and to the extent permitted by law, any charges so made shall constitute part of the Swing Line Loan or Revolving Loan hereunder.

          (c) If a Default or an Event of Default has occurred and is continuing, Agent may in its sole and absolute discretion, impose a Reserve against Borrowing Availability for interest, Fees and expenses due and payable or which will become due and payable hereunder on the next respective payment dates therefor.

          (d) If Borrower pays less than all of the interest due hereunder on any Interest Payment Date, Agent shall apply such partial payment ratably to all interest then due hereunder.

          1.12 Loan Account and Accounting. Agent shall maintain a loan account (the "Loan Account") on its books to record: (a) all Advances (b) all payments made by Borrower, and (c) all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.

          1.13 Indemnity. (a) Borrower shall indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and Costs and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents; provided, that Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

          (b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall default in making any borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include, without limitation, any loss (including, without limitation, loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower and Agent with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail. All amounts payable pursuant to this Section 1.13(b) shall be made payable to Agent for the benefit of the requesting Lender and shall then be funded by Agent to such Lender.

          1.14 Access. (a) Borrower shall, and in accordance with the Guaranties, shall cause each other Credit Party who is a signatory thereto to, during normal business hours, from time to time upon one (1) Business Day's prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party's books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review and evaluate the Accounts, Inventory and other Collateral of any Credit Party. If a Default or Event of Default shall have occurred and be continuing, Borrower, Parent, First Intermediate Parent, Second Intermediate Parent and Newco shall provide such access at all times and without advance notice. Borrower, Parent, First Intermediate Parent, Second Intermediate Parent and Newco shall make available to Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records which Agent may request. Borrower, Parent, First Intermediate Parent, Second Intermediate Parent and Newco shall deliver any document or instrument necessary for Agent, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for Borrower, Parent, First Intermediate Parent, Second Intermediate Parent or Newco, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by Borrower, Parent, First Intermediate Parent, Second Intermediate Parent and Newco.

          (b) Borrower shall pay Agent a Fee of $500 per day per individual (plus all out-of-pocket costs and expenses) in connection with Agent's field examinations permitted under Section 1.14(a) above and Section 4(c) of the Security Agreement, including the cost of verifying Eligible In-Transit Inventory in the possession of Approved Shippers; provided that such Fees and expenses shall not be reimbursable by Borrower with respect to more than two field examinations during any period of twelve consecutive months unless an Event of Default shall have occurred and be continuing at the time of those field examinations that exceed two during any period of twelve consecutive months.

          1.15 Taxes. (a) Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. Except as provided in Section 1.16(d), if Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

          (b) Borrower shall indemnify and, within ten (10) days of demand therefor, pay, Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

          1.16 Capital Adequacy; Increased Costs; Illegality. (a) If any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

          (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.16(b).

          (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender's opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by Borrower to such Lender, together with interest accrued thereon (but without LIBOR breakage costs), unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such Loans into a Loan bearing interest based on the Index Rate (which conversion shall be without LIBOR breakage costs).

          (d) Foreign Lenders. Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such exemption (a "Certificate of Exemption"). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Agent or Borrower from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent. No Person may become a Lender hereunder if such Person is unable to deliver a Certificate of Exemption. If a Foreign Lender does not provide a Certificate of Exemption to Agent and Borrower within the time periods set forth above, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rate and Borrower shall not be required to pay any additional amounts as a result of such withholding; provided, that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Agent and Borrower.

          (e) Replacement of Lender in Respect of Increased Costs. Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender or a participant that has purchased a participation from such Lender (an "Affected Lender") for payment of taxes, additional amounts or increased costs as provided in Section 1.15 or Section 1.16(a) or (b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender as follows: So long as no Default or Event of Default shall have occurred and be continuing, Borrower, with the consent of Agent, may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender provided that Borrower reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.

          Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender, if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen (15) days following its receipt of Borrower's notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower's rights under this Section 1.16(e) shall terminate and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15, 1.16(b) and (c).

          1.17 Single Loan. All Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of its Collateral.

     2.  CONDITIONS PRECEDENT

          2.1  Conditions to the Initial Loans.

          No Lender shall be obligated to make any Loan or incur any Eligible Trade L/C Obligations or Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied, in Agent's sole discretion, or waived in writing by Agent and those Lenders present at the closing on the Closing Date:

          (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Schedule of Documents attached hereto as Schedule F, each in form and substance satisfactory to Agent.

          (b) Repayment of Prior Loans. Agent shall have received a fully executed original of a pay-off letter satisfactory to Agent confirming that all intercompany loans, if any, owing to Seller or its Affiliates by Parent or any Subsidiary of Parent have been paid, discharged or canceled other than the Subordinated Note. In addition, Agent shall have received evidence satisfactory to it of the termination of borrowing arrangements with The First National Bank of Boston ("Bank of Boston"), other than an unsecured overdraft facility provided by Bank of Boston not to exceed $25,000.

          (c) Governmental Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including, but not limited to, all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer's certificate in form and substance satisfactory to Agent affirming that no such consents or approvals are required.

          (d) Working Capital. Newco and its Subsidiaries shall have estimated net working capital of not less than $85,000,000, subject to purchase accounting adjustments, including payments of expenses of the Related Transactions and subject to post-closing gross-up of short-falls by Seller.

          (e) Net Borrowing Availability. Borrower's Net Borrowing Availability plus Newco's, Parent's, Borrower's and the Store Guarantors' aggregate cash on hand and on deposit shall equal or exceed $28,000,000 after giving effect to the consummation of the Related Transactions and the payment of all expenses with respect thereto.

          (f) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including without limitation the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing to the extent statements therefor are presented at closing (including fees of consultants and special loan counsel to Agent presented as of the Closing Date).

          (g) Compliance with Laws. Each Credit Party shall be in compliance in all material respects with all applicable foreign, federal, state and local laws and regulations, including those specifically referenced in Section 5.5.

          (h) Capital Structure: Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agent in its sole discretion.

          (i) Consummation of Related Transactions. Agent shall have received fully executed copies of the Acquisition Agreement and each of the other Related Transactions Documents, each of which shall be in form and substance satisfactory to Agent and its counsel. The Acquisition and the other Related Transactions shall have been consummated in accordance with the terms of the Acquisition Agreement and the other Related Transactions Documents.

          (j) Equity Contributions. Third party investors shall have purchased for $10,000,000 in cash common and preferred stock of Newco from Seller; and management employees of Newco or the other Loan Parties shall have paid at least $2,000,000 in cash for the purchase of common stock of Newco.

          (k) Subordinated Note. Newco shall have issued the Subordinated Note in the amount of $55,811,000 to Seller on terms and conditions satisfactory to Newco and Agent. Agent shall have entered into a subordination agreement with Seller on mutually satisfactory terms.

          (l) Transfers of Assets. On the Closing Date and immediately after the closing, each Store Guarantor shall have sold by bill of sale all of its Inventory to Borrower and Borrower shall be the owner thereof free and clear of all Liens other than Liens in favor of Agent and Seller.

          (m) Lease. As of the Closing Date and immediately after the closing, Bermans shall have entered into a three year lease of the Distribution Center to Borrower in form and substance satisfactory to Agent in its sole discretion or shall have sold the Distribution Center to Borrower.

          (n) Transaction Expenses. Aggregate costs and expenses incurred in connection with the Related Transactions shall not exceed $5,000,000.

          (o) Consolidation of Closing Stores. As of the Closing Date, Inventory previously located at any Stores closed more than ten (10) days prior to the Closing Date shall have been consolidated at Stores that remain open as of the Closing Date.

          (p) Compensation/Management Structure. Agent shall be reasonably satisfied with Newco's compensation and equity incentive plans for management, the management structure of Newco and its Subsidiaries, the composition of their respective boards of directors and their board selection procedures.

          (q) Consignment Agreement. Borrower and all of the Store Guarantors shall have entered into and executed the Consignment Agreement in form and substance satisfactory to Agent.

          (r) Bank Accounts. The Concentration Account in the name of House of Suede shall have been transferred to Borrower and Borrower shall have established a funding Disbursement Account in its name.

          (s) Borrower shall have been added as a named insured on all liability and casualty insurance policies maintained by Credit Parties.

          2.2 Further Conditions to Each Loan. It shall be a further condition to the initial and each subsequent Loan and to the incurrence of the initial and any subsequent Letter of Credit Obligations or Eligible Trade L/C Obligations that the following statements shall be true on the date of each such advance or incurrence, as the case may be:

          (a) All of each Credit Party's representations and warranties contained herein or in any of the other Loan Documents shall be true and correct in all material respects as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement.

          (b) No event or circumstance having a Material Adverse Effect shall have occurred since the date hereof.

          (c) No Event of Default shall have occurred and be continuing or would result from the making of any Loan (or the incurrence of any Letter of Credit Obligations or Eligible Trade L/C Obligations).

          (d) After giving effect to any Revolving Credit Advance or Swing Line Advance, Net Borrowing Availability shall be greater than zero. After giving effect to the incurrence of any Letter of Credit Obligations or Eligible Trade L/C Obligations, L/C Availability shall be greater than zero.

          (e) In the case of a Revolving Credit Advance, only, Borrower and the Store Guarantors shall have cash and cash equivalents on hand or on deposit of less than $7,000,000.

The request and acceptance by Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations or Eligible Trade L/C Obligations shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrower that the conditions in this Section
2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

     3.  REPRESENTATIONS AND WARRANTIES

          To induce Lenders to make the Loans and to incur Letter of Credit Obligations and Eligible Trade L/C Obligations, the Loan Parties, jointly and severally, make the following representations and warranties to Agent and each Lender, each and all of which shall survive the execution and delivery of this Agreement.

          3.1 Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect;
(c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) has all material licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and by-laws; and (f) is in compliance with all applicable provisions of law to the extent required by Section 5.5.

          3.2 Executive Offices; FEIN. As of the Closing Date, the current location of each Credit Party's chief executive office and principal place of business is set forth in Disclosure Schedule 3.2. In addition, the Disclosure
Schedule 3.2 lists the federal employer identification number of each Credit Party.

          3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's corporate power; (b) have been duly authorized by all necessary or proper corporate and shareholder action; (c) do not contravene any provision of such Person's charter or bylaws; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered by each Credit Party thereto and each such Loan Document shall then constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

          3.4 Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Parent and its Subsidiaries which are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

          (a)  The following Financial Statements attached hereto as Disclosure
Schedule 3.4(A) have been delivered on the date hereof:

               (i) The audited consolidated balance sheets at December 31, 1994 and 1995 and the related statements of income and cash flows of First Intermediate Parent and its Subsidiaries for the Fiscal Years then ended, certified by KPMG Peat Marwick, LLP.

               (ii) The unaudited consolidated balance sheet at March 31, 1996 and the related consolidated statement of income and cash flows of Parent and its Subsidiaries for the Fiscal Quarter then ended.

          (b) Pro Forma. The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule 3.4(B) was prepared by Borrower giving pro forma effect to the Related Transactions, was based on the unaudited consolidated balance sheets of Parent and its Subsidiaries dated March 31, 1996, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

          (c) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule 3.4(C) have been prepared by Parent in light of the past operations of its Subsidiaries' businesses, but including future payments of known contingent liabilities, and reflect projections for the three year period beginning on January 1, 1996 on a month by month basis. The Projections are based upon estimates and assumptions stated therein, all of which Parent believes to be reasonable and fair in light of current conditions and current facts known to Parent and, as of the Closing Date, reflects Parent's good faith and reasonable estimates of the future financial performance of Parent and its Subsidiaries and of the other information projected therein for the period set forth therein.

          3.5 Material Adverse Effect. Between December 31, 1995 and the Closing Date, (a) except for the Related Transactions, no Credit Party has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Pro Forma and which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) except for the Related Transaction Documents, no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party's assets and no law or regulation applicable to any Credit Party has been adopted which has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of the Credit Parties' knowledge no third party is in default under any material contract, lease or other agreement or instrument, which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.

          Since December 31, 1995, no event has occurred, which alone or together with other events could reasonably be expected to have a Material Adverse Effect.

          3.6 Ownership of Property; Liens. (a) As of the Closing Date, the real estate ("Real Estate") listed on Disclosure Schedule 3.6 constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned real estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule 3.6. Disclosure Schedule 3.6 further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal properties and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens, except Permitted Encumbrances. Disclosure Schedule 3.6 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party's Real Estate has suffered any material damage by fire or other casualty loss or a Release which has not heretofore been completely repaired and restored to its original condition or otherwise remedied. As of the Closing Date, all permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied (other than municipal store licenses) and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect.

          3.7 Labor Matters. As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party in all material respects comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matter; (c) all material payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule 3.7, no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement or any employment agreement providing for payments in excess of $100,000 annually (and true and complete copies of any agreements described on Disclosure Schedule 3.7 have been delivered to Agent);
(e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule 3.7, there are no complaints or charges against any Credit Party pending or threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any employee, other than routine, non-material claims by individual employees or former employees.

          3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule 3.8, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party is owned by each of the stockholders and in the amounts set forth on Disclosure Schedule 3.8. There are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness of each Credit Party as of the Closing Date is described in Section 6.3 (including Disclosure
Schedule 6.3).

          3.9 Government Regulation. No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940 as amended. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the incurrence of the Letter of Credit Obligations and the Eligible Trade L/C Obligations on behalf of Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

          3.10 Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security" as such terms are defined in Regulation U or G of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation G, T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board.

          3.11 Taxes. All tax returns, reports and statements, including, but not limited to, information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b) or for which Seller is solely liable. Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule 3.11 sets forth as of the Closing Date those taxable years for which any Credit Party's tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described on Disclosure Schedule 3.11, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any
Charges: (a) under any agreement (including, without limitation, any tax sharing agreements) or (b) to the best of each Credit Party's knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

          3.12 ERISA. (a) Disclosure Schedule 3.12 lists and separately identifies all Title IV Plans, Multiemployer Plans, ESOPs and Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form 5500 for each such Plan, have been delivered to Agent. Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC (or will have been so determined within the applicable remedial amendment period), and the trusts created thereunder have been (or will be) determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred which would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA. No Credit Party or ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or
Section 302 of ERISA or the terms of any such Plan. No Credit Party or ERISA Affiliate has engaged in a prohibited transaction, as defined in Section 4975 of the IRC, in connection with any Plan, which would subject any Credit Party to a material tax on prohibited transactions imposed by Section 4975 of the IRC.

          (b) Except as set forth in Disclosure Schedule 3.12: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no material ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; and (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan.

          3.13 No Litigation. No action, claim or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators (collectively, "Litigation"), (a) which challenges any Credit Party's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) which is reasonably likely to be determined adversely to any Credit Party and which, if so determined, would have a Material Adverse Effect. Except as set forth on Disclosure Schedule 3.13, as of the Closing Date there is no Litigation pending or threatened which seeks damages in excess of $100,000 or injunctive relief.

          3.14 Brokers. No broker or finder acting on behalf of any Credit Party brought about the obtaining, making or closing of the Loans or the transactions contemplated by the Related Transactions Documents, except CS First Boston and Crown Financial Corporation. No Credit Party has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

          3.15 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure
Schedule 3.15 hereto. Each Credit Party conducts and will continue to conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person.

          3.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other reports from time to time delivered hereunder or any written statement furnished by any Material

Credit Party with respect to any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject only to Permitted Encumbrances with respect to the Collateral.

          3.17  Hazardous Materials. (a) Except as set forth in Disclosure
Schedule 3.17, as of the Closing Date, the Real Estate is free of contamination from any Hazardous Material. In addition, Disclosure Schedule 3.17 discloses material environmental liabilities of any Credit Party (i) that could result in Environmental Liabilities and Costs, or (ii) associated with the Real Estate. No Credit Party has caused or suffered to occur any Release with respect to any Hazardous Material at, under, above or upon any of its Real Estate. No Credit Party is involved in operations that are likely to result in the imposition of any Lien on its assets or any material liability under any Environmental Law, and no Credit Party has permitted any tenant or occupant of such premises to engage in any such operations. The Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities and Costs, in each case relating to any Credit Party.

          (b) Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party's affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate.

          3.18 Insurance. Disclosure Schedule 3.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

          3.19 Deposit and Disbursement Accounts. Disclosure Schedule 3.19 lists all banks and other financial institutions at which any Credit Party maintains deposits and/or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

          3.20 Government Contracts. Except as set forth in Disclosure Schedule 3.20, as of the Closing Date, no Credit Party is a party to any contract or agreement with the federal government and no Credit Party's Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727).

          3.21 Landlords and Trade Relations. As of the Closing Date, there exists no actual or threatened termination or cancellation of, or any material adverse modification or change in (a) the Store leases between any Landlord and any Store Guarantor as to any Store with an annual positive Contribution greater than $50,000 or (b) the business relationship of any Credit Party with any supplier material to its operations.

          3.22 Agreements and Other Documents. As of the Closing Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which are listed on Disclosure
Schedule 3.22: (a) manufacturing agreements or purchase agreements not terminable by such Credit Party within ninety (90) days following written notice issued by such Credit Party and which provide for payments in excess of $250,000 per year; (b) any lease of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $100,000 per annum; (c) material licenses and permits necessary for the conduct of such Credit Party's business (other than municipal Store licenses); (d) instruments or documents evidencing Indebtedness of such Credit Party and any security interest granted by such Credit Party with respect thereto; and (e) instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party other than us delivered in accordance with Schedule F.

          3.23 Solvency. Both before and after giving effect to (a) the Revolving Loan, Eligible Trade L/C Obligations and Letter of Credit Obligations to be made or incurred on the Closing Date, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Material Credit Party is Solvent.

          3.24 Acquisition Agreement As of the Closing Date, Borrower has delivered to Agent a complete and correct copy of the Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). No Credit Party and no other Person party thereto is in default in the performance or compliance with any provisions thereof. The Acquisition Agreement complies with, and the Acquisition has been consummated in accordance with, all applicable laws. The Acquisition Agreement is in full force and effect as of the Closing Date, and has not been terminated, rescinded or withdrawn. All requisite approvals by Governmental Authorities having jurisdiction over Seller, any Credit Party and other Persons referenced therein, with respect to the transactions contemplated by the Acquisition Agreement, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Acquisition Agreement or to the conduct by any Credit Party of its business thereafter. To the best of each Credit Party's knowledge, none of the Seller's representations or warranties in the Acquisition Agreement contain any untrue statement of a material fact or omit any fact necessary to make the facts therein not misleading. Each of the representations and warranties given by each applicable Credit Party in the Acquisition Agreement is true and correct in all material respects. Notwithstanding anything contained in the Acquisition Agreement to the contrary, such representations and warranties of the Credit Parties are incorporated into this

Agreement by this Section 3.24 and shall, solely for purposes of this Agreement and the benefit of the Agent and the Lenders, survive the consummation of the Acquisition.

          3.25 Subordinated Debt. As of the Closing Date, Borrower has delivered to Agent a complete and correct copy of the Subordinated Note (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Newco has the corporate power and authority to incur the Indebtedness evidenced by the Subordinated Note. The subordination provisions applicable to the Subordinated Note are enforceable against the holders of the Subordinated Note by the Agent and Lenders. All Obligations, including the Obligations to pay principal of and interest on the Loans and to reimburse Eligible Trade L/C Obligations and Letter of Credit Obligations, constitute senior Indebtedness entitled to the benefits of the subordination provisions contained in the Subordinated Notes. The principal of and interest on the Notes, all Eligible Trade L/C Obligations, Letter of Credit Obligations and all other Obligations will constitute "senior debt" as that or any similar term is or may be used in any other instrument evidencing or applicable to any other Subordinated Debt. Borrower acknowledges that the Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance upon the subordination provisions applicable to the Subordinated Note and this
Section 3.25.

     4.   FINANCIAL STATEMENTS AND INFORMATION

          4.1 Reports and Notices. (a) Borrower hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver or cause to be delivered to Agent and/or Lenders, as required, Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Schedule G.

          (b) Borrower hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver or cause to be delivered to Agent and/or Lenders, as required, the various Collateral Reports (including, without limitation, Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Schedule H.

          4.2 Communication with Accountants. Parent authorizes Agent to communicate directly with its independent certified public accountants, including KPMG Peat Marwick, LLP and authorizes and shall instruct those accountants and advisors to disclose and make available to Agent any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including, without limitation, copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party. On or before the Closing Date, the Credit Parties shall obtain a letter from such accountants, on which the Agent shall be designated as a recipient, acknowledging that Lenders may rely upon such certification.

     5.   AFFIRMATIVE COVENANTS

          Each Loan Party jointly and severally agrees that it shall and shall cause all Credit Parties from and after the date hereof and until the Termination Date to do the following:

          5.1 Maintenance of Existence and Conduct of Business. Each Credit Party shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises (except for mergers, sales, dispositions and other transactions permitted in Section 6 hereof and liquidations of Store Guarantors that are not Material Credit Parties following such dispositions and transactions); (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) except as permitted in Section 6.8 hereof, at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and
(d) transact business only in such corporate and trade names as are set forth in Disclosure Schedule 5.1 and as otherwise disclosed to Agent in accordance with the Loan Documents.

          5.2 Payment of Obligations. (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become past due.

          (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in
Section 5.2(a); provided, that (i) the imposition of such Charge does not otherwise constitute an Event of Default under Section 8.1 hereof, (ii) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP, (iii) such contest is maintained and prosecuted continuously and with diligence, (iv) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (v) no Lien shall be filed or imposed to secure payment of such Charges or claims which would, with the passage of time or otherwise, have priority over Agent's Liens with respect to the Collateral, (vi) such Credit Party shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this
Section 5.2(b) are no longer met, and (vii) Agent has not advised Borrower in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

          5.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule 3.4(A).

          5.4 Insurance; Damage to or Destruction of Collateral. (a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule 3.18 or substantially equivalent coverage in form and with insurers reasonably recognized as adequate by Agent. If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Agent deems reasonably advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

          (b) Agent reserves the right at any time upon any material change in any Credit Party's risk profile (including, without limitation, any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent's opinion, adequately protect both Agent's and Lender's interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, satisfactory to Agent, with respect to its insurance policies.

          (c) Borrower shall deliver or cause to be delivered to Agent, in form and substance satisfactory to Agent, endorsements to (i) all "All Risk" and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Loan Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent) as its true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of each such Credit Party on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance; provided that so long as no Event of Default shall have occurred and be continuing, Borrower shall have the right to participate in any such settlements and adjustments. The Credit Parties that are signatories hereto shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance. Agent is hereby authorized to collect all insurance proceeds relating to the Collateral. After deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d), or permit or require Borrower to use such money, or any part thereof, to replace the Collateral in a diligent and expeditious manner. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds would not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $1,000,000 in the aggregate, Agent shall permit Borrower to replace the Collateral so long as no Event of Default shall have occurred and be continuing at the time of any requested release of funds; provided that, if Borrower shall not have completed the replacement of the Collateral within 60 days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d). Except as otherwise provided in this Section, all insurance proceeds which are to be made available to Borrower to replace the Collateral shall first be applied by Agent in accordance with Section 1.3(d) and any excess shall be held by Borrower in a cash collateral account (which application in accordance with Section 1.3(d) shall not result in a permanent reduction of the Commitments) and upon such application in accordance with Section 1.3(d), Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied. Thereafter, such funds shall be made available to Borrower to provide funds to replace the Collateral as follows: (i) Borrower shall request a Swing Line Advance or Revolving Credit Advance be made to Borrower in the amount requested to be released; (ii) so long as the conditions set forth in Section 2.2 have been met, Agent shall make such Swing Line Advance or Revolving Credit Advance; and (iii) the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Swing Line Advance or Revolving Credit Advance.

          5.5 Compliance with Laws. Each Credit Party shall comply with all federal, state and local laws and regulations applicable to it, including those relating to ERISA, customs import and export laws and labor matters and Environmental Laws, except to the extent that the failure to so comply would not have a Material Adverse Effect.

          5.6 Supplemental Disclosure. From time to time as may be requested by Agent, but in any event at least on each anniversary of the Closing Date, the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or which is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided, however, that Disclosure Schedules pertaining to representations and warranties that relate only to the Closing Date need not be updated; provided, further, that no such supplement to any such Disclosure Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing.

          5.7  Employee Plans. Each Credit Party shall promptly notify Agent of
(a) any violation of ERISA or the IRC with respect to any Plan which results in a material increase in any

Credit Party's obligations with respect thereto; (b) the occurrence or likely occurrence of an ERISA Event resulting in a material increase in Borrower's fixed liabilities under ERISA; (c) the filing for a funding waiver under Section 412 of the IRC with respect to any Plan; (d) the occurrence of an "accumulated funding deficiency" under Section 412 of the IRC with respect to any Plan; (e) a material increase in the Unfunded Pension Liability of any Title IV Plan or a material increase in the aggregate Unfunded Pension Liability of all Title IV Plans, but only taking into account Title IV Plans with Unfunded Pension Liability at the time of reference; and (f) a material increase in any Credit Party's obligations under any Retiree Welfare Plan. For purposes of clauses (e) and (f) above and Sections 6.9(d) and (e), a "material increase" shall mean the lesser of (i) 50% or (ii) $500,000, in each case measured from the Closing Date. In addition, the Credit Parties shall promptly furnish to the Agent copies of the annual form 5500 filed for each Title IV Plan.

          5.8 Environmental Matters. Each Credit Party shall (a) notify Agent promptly after such Credit Party becomes aware of any Release upon or at any Real Estate which is reasonably likely to result in Environmental Liabilities and Costs in excess of $100,000, and (b) promptly forward to Agent a copy of any order, notice, permit, application, or any communication or report received by such Credit Party in connection with any such Release, its compliance with Environmental Laws and Environmental Permits or any other matter relating to the Environmental Laws that may affect such premises or such Credit Party, in each case whether or not the Environmental Protection Agency, any other federal agency or any state, local or foreign environmental agency has taken or threatened any action in connection with any such Release or other matter. So long as any Event of Default shall have occurred and be continuing, Borrower shall permit Agent or its representatives to have access to all premises owned or occupied by it for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including phase 2 environmental testing. Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

          5.9 Landlords' Agreements, and Bailee Letters. Borrower shall obtain a landlord's agreement, or bailee letter, from Bermans (if Borrower has not acquired the Distribution Center from Bermans) with respect to the Distribution Center and from each other lessor of a warehouse or bailee in possession of collateral property or with respect to any other warehouse where Collateral is located. After the Closing Date, no warehouse space shall be leased or acquired by any Credit Party, unless and until a landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Although the Credit Parties are not required to obtain landlord waivers as to Store locations, if an Event of Default shall have occurred and be continuing, Agent may impose a Reserve against Borrowing Availability equal to one month's rent as to all Store locations and if any Store Guarantor shall default in the payment of rent under its Store Lease, Agent may impose a Reserve against Borrowing Availability in the amount of those defaulted rent obligations (which may exceed one month's rent). All such landlord and bailee letters shall be in form and substance satisfactory to Agent. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

          5.10 Ownership of Assets. So long as this Agreement shall remain in effect, Borrower shall own all Inventory held for sale by each Store Guarantor. No Store Guarantor shall execute any agreement or take any action inconsistent with the foregoing.

          5.11 Additional Pledges. Within one-hundred eighty (180) days after the Closing Date, the Credit Parties signatory hereto shall pledge or cause to be pledged to Agent for the benefit of Lenders the Stock of the Store Guarantors not pledged to Agent as of the Closing Date, on terms reasonably satisfactory to Agent.

     6.   NEGATIVE COVENANTS

          The Loan Parties jointly and severally covenant and agree that without the prior written consent of Agent and the Requisite Lenders, from and after the date hereof until the Termination Date:

          6.1 Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person, except (i) one or more Store Guarantors may be merged with any other Store Guarantor or Parent so long as Parent is the survivor in any merger involving Parent; (ii) cash and financial assets may be transferred among the Loan Parties; provided that such financial assets shall be subject to Control Letters and cash shall be subject to blocked account agreements in favor of Agent; (iii) the Stock or fixed assets, Trademarks and Trademark Licenses of Store Guarantors may be transferred to other Store Guarantors or to Parent, Borrower or Newco; (iv) the Credit Parties may form new wholly-owned domestic Subsidiaries to operate new Stores; provided that (x) the aggregate initial cash investment in each new domestic Subsidiary in the form of equity shall not exceed $100,000 and (y) the Credit Parties and each new domestic Subsidiary shall execute and deliver to Agent forms of the Loan Documents executed by or with respect to the Loan Parties as of the Closing Date; and (v) the Credit Parties may form new Foreign Subsidiaries after the Closing Date provided that the aggregate equity contributions with respect to all such Foreign Subsidiaries shall not exceed $250,000.

          6.2 Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make any investment in, or make or accrue loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that (a) First Intermediate Parent, Second Intermediate Parent and Borrower may, subject to Control Letters satisfactory to Agent (in the case of investments constituting "financial assets" purchased through or held by a "securities intermediary" as such terms are defined in the Code), make investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and having an investment rating of A-2 or P-2 or better from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) time deposits, demand deposits and certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior secured rating of "A" or better by a nationally recognized rating agency (an "A Bank"), (iv) time deposits, maturing no more than 30 days from the date of creation thereof with an A Bank; and (v) overnight repurchase obligations issued by an A Bank; and (b) each Credit Party may (i) maintain its existing investments in its Subsidiaries as of the Closing Date, (ii) make unlimited investments in Borrower, (iii) make investments in new Subsidiaries in accordance with Section 6.1, (iv) upon prior written notice to Agent, make equity investments in Store Guarantors necessary to maintain them as Solvent in an aggregate amount not to exceed $1,000,000 and (v) make other investments not exceeding $100,000 in the aggregate at any time outstanding. If any bank or issuer refuses to enter into a Control Letter with Agent regarding such investments, Borrower shall deposit the same with a brokerage or other intermediary that will enter into a Control Letter agreement.

          6.3 Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (a) Indebtedness secured by Permitted Encumbrances, (b) the Loans and the other Obligations, (c) reimbursement obligations owed by Borrower to the L/C Issuer with respect to Letters of Credit and Eligible Trade L/Cs, (d) the Subordinated Note, (e) deferred taxes, (f) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (g) existing Indebtedness set forth in Disclosure Schedule 6.3 and refinancings thereof or amendments or modifications thereto on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified, (h) intercompany loans among the Loan Parties for operating expenses incurred in the ordinary course of business, (i) intercompany loans by Borrower, First Intermediate Parent or Second Intermediate Parent in the ordinary course of business, to Store Guarantors and intercompany loans by Store Guarantors to Borrower, First Intermediate Parent or Second Intermediate Parent in the ordinary course of business, (j) intercompany loans to Borrower's three Foreign Subsidiaries existing as of the Closing Date not to exceed $500,000 in the aggregate and intercompany loans to Foreign Subsidiaries formed after the Closing Date not to exceed $1,250,000 in the aggregate; provided that at the time any such intercompany loan is made to a Foreign Subsidiary no Event of Default shall have occurred and be continuing or would result after giving effect thereto and Borrower shall have Borrowing Availability of at least $1,000,000 after giving effect thereto, and (k) an unsecured $25,000 overdraft line from Bank of Boston for the Foreign Subsidiaries.

          6.4  Employee Loans and Affiliate Transactions.

          (a) No Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party, except intercompany loans permitted in clauses (h) and (i) of
Section 6.3 and the Consignment Agreement. In addition, if any such transaction or series of related transactions involves payments in excess of $1,000,000 in the aggregate, the terms of these transactions must be disclosed in advance to Agent (which disclosure may be in the form of a request for issuance of an Eligible Trade L/C). All such transactions existing as of the date hereof are described on Disclosure Schedule 6.4(a).

          (b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to their respective employees on an arm's-length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes up to a maximum of $100,000 to any employee and up to a maximum of $500,000 in the aggregate at any one time outstanding.

          (c) No Credit Party shall increase the aggregate compensation of the ten most highly compensated employees of the Credit Parties, taken as a whole (excluding the Credit Parties' target bonus program), by more than 10% per annum in excess of the current compensation level for those employees (expressed as an aggregate dollar amount) as set forth in Disclosure Schedule 6.4(c).

          6.5 Capital Structure and Business. No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations which could in any way adversely affect the repayment of the Loans or any of the other Obligations or could have or result in a Material Adverse Effect, (b) make any change in its capital structure as described on Disclosure Schedule 3.8 (including the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock), or (c) amend its charter or bylaws in a manner which would adversely affect the Agent or Lenders or such Credit Party's duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

          6.6 Guaranteed Indebtedness. No Credit Party shall incur any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party consisting of payments under the Store leases or if the primary obligation is otherwise expressly permitted by this Agreement, and (c) a guaranty of the $25,000 Bank of Boston overdraft line for the Foreign Subsidiaries.

          6.7 Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for Permitted Encumbrances and those existing Liens set forth on Schedule 6.7. In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases, purchase money obligations, or Licenses which prohibit Liens upon the assets that are subject thereto.

          6.8 Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including its capital Stock or the capital Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise, other than a public offering of the capital stock of Newco or Parent) or any of their Accounts, other than as permitted under Section 6.1 and (a) the sale of Inventory in the ordinary course of business, (b) the sale, transfer, conveyance or other disposition by a Credit Party of equipment, fixtures or Real Estate that are obsolete or no longer used or useful in such Credit Party's business and having a value not exceeding $250,000 in any single transaction or $1,000,000 in the aggregate in any Fiscal Year, (c) other equipment and fixtures having a value not exceeding $500,000 in any single transaction or $2,000,000 in the aggregate in any Fiscal Year, (d) Bermans may sell the Distribution Center to Borrower in an arms'-length transaction; provided that the sale proceeds are transferred to Second Intermediate Parent and invested subject to a Control Letter in accordance with Section 6.2, and (e) the sale of the Store owned by Snyder Leather of Warwick, R.I., Inc., a Rhode Island corporation (the "Rhode Island Store").

          6.9 ERISA. No Credit Party shall cause or permit (a) the occurrence of an ERISA Event which results, or could reasonably be expected to result, in a distress termination of a Title IV Plan under Section 4041 of ERISA, an involuntary termination of a Title IV Plan by the PBGC under Section 4042 of ERISA, a Lien on any property of a Credit Party or ERISA Affiliate or a liability in excess of $100,000 being assessed against any Credit Party or ERISA Affiliate; (b) any Title IV Plan to incur an "accumulated funding deficiency" under Section 412 of the IRC in excess of $100,000, regardless of any waiver;
(c) any Credit Party or ERISA Affiliate to apply for a funding waiver under
Section 412(d) of the IRC; (d) a material increase in the aggregate Unfunded Pension Liability of all Title IV Plans, but only taking into account Title IV Plans with Unfunded Pension Liability at the time of reference; or (e) a material increase in any Credit Party's obligations under any Retiree Welfare Plan.

          6.10 Financial Covenants. Parent shall not breach or fail to comply with any of the Financial Covenants (the "Financial Covenants") set forth in
Schedule I.

          6.11 Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would violate in any material respect, or form the basis for any material Environmental Liabilities under, any Environmental Laws or Environmental Permits or would otherwise materially and adversely impact the value or marketability of any of the Real Estate or any of the Collateral.

          6.12 Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets, except a sale-leaseback of the Rhode Island Store described in Section 6.8.

          6.13 Cancellation of Indebtedness. No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's-length basis or in the ordinary course of its business consistent with past practices.

          6.14 Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) asset or Stock transfers permitted under Section 6.1, (b) intercompany loans permitted under Section 6.3, (c) restricted payments consisting of cash dividends paid to to Newco for the purposes set forth in clause (f) below and to Parent, First Intermediate Parent and Second Intermediate Parent so long as no Event of Default shall have occurred and be continuing and concurrently with the payment of each such dividend Parent, First Intermediate Parent and Second Intermediate Parent (as applicable) shall pay a dividend to Newco for the purposes set forth in clause (f) below or make an intercompany loan or a cash contribution to equity in a corresponding amount of Borrower, First Intermediate Parent or Second Intermediate Parent to be invested subject to Control Letters in accordance with Section 6.2, (d) payments consisting of payments of principal or interest with respect to the Subordinated Note; provided that (i) no Event of Default shall have occurred and be continuing as of the date of such payment or after giving effect thereto; (ii) such payments shall be funded solely with the proceeds of a Qualified Public Offering; (iii) Newco shall loan or contribute at least $9,000,000 of the proceeds of that Qualified Public Offering to the capital of Borrower; (iv) any Seasonal Over-Advance outstanding at the time of such payment shall be reduced to zero; and (v) the Seasonal Over-Advance shall irrevocably cease to be available, and Schedule A shall be deemed to be amended to delete all references thereto, (e) payments to Seller in satisfaction of warranty claims by Seller under the Acquisition Agreement and payment to Seller of the amount by which Final Working Capital exceeds $85,000,000 under the terms of (and as defined in) the Acquisition Agreement, and (f) Newco may redeem Stock of former employees of any of the Loan Parties in accordance with Sections 3 and 4 of the Shareholder Agreement in an amount not to exceed $250,000 in a period of 12 months. Nothing contained in this Section shall affect the Borrower's right to a Seasonal Over-Advance if no proceeds of a Qualified Public Offering are used to make any payment with respect to the Subordinated Note.

          6.15 Leases. No Credit Party shall enter into any operating lease for equipment or personal property, if the aggregate of all such operating lease payments payable in any Fiscal Year for all Credit Parties on a consolidated basis would exceed $1,000,000.

          6.16 Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its corporate name, or (b) change its chief executive office, principal place of business, corporate offices or warehouses or Collateral locations, or the location of its records concerning the Collateral, in any case without at least thirty (30) days prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including, without limitation, to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral has been completed or taken, and provided that any such new location shall be in the continental United States. Without limiting the foregoing, no Credit Party shall change its name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9.402(7) of the Code or any other then applicable provision of the Code except upon prior written notice to Agent and Lenders and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including, without limitation, to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral has been completed or taken. The Credit Parties shall change their Fiscal Year within ninety (90) days following the Closing Date to a fiscal year having Fiscal Quarters ending on the Saturday closest to the last day of January, April, July and October of each year.

          6.17 No Impairment of Upstreaming. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making of intercompany loans by a Subsidiary of Parent to any other Subsidiary of Parent.

          6.18  Changes Relating to Subordinated Debt.  No Credit Party shall
(a) change or amend the terms of any Subordinated Debt (or any indenture or agreement in connection therewith) if the effect of such amendment is to: (i) increase the interest rate on such Subordinated Debt; (ii) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates; (iii) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt; (iv) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (v) grant any security or collateral to secure payment of such Subordinated Debt in which Agent does not have a first priority perfected security interest for the benefit of Lenders; or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Subordinated Debt in a manner adverse to any Credit Party, Agent or any Lender; or (b) prepay, defease or purchase any Subordinated Debt except as permitted in Section 6.14.

          6.19 Eligible Trade L/Cs. Agent shall have no obligation to approve any request for a trade letter of credit for the purchase of finished goods unless each of the following documents are required as conditions to any draw thereon, unless Agent shall otherwise consent, and such deliveries must constitute conditions to drawing for a trade letter of credit to constitute an Eligible Trade L/C.

          i) the original Eligible Trade L/C, if only one draw is permitted thereunder or if multiple draws are permitted and the subject draw is the final draw thereunder;

          ii) any draft or pre-approved form of certificate executed by Borrower's supplier, certifying that it has met the conditions for a draw under the Eligible Trade L/C;

         iii) an inspection certificate substantially in the form attached hereto as Schedule 6.19, executed by Borrower's employee or agent at the point of origin of the finished goods;

          iv) a commercial invoice with respect to the purchase order(s) against which such finished goods are being delivered and a packaging list with respect to such goods;

           v) a non-negotiable ocean bill of lading, freight forwarders cargo receipt, a house bill of lading or a copy of an airway bill of lading (a "Document of Title") issued by an Approved Shipper with respect to the finished goods being shipped and providing for the delivery thereof to House of Suede or Borrower; and

          vi)  a certificate of origin.

     7.   TERM

          7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

          7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Borrower or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon any Credit Party, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date.

     8.   EVENTS OF DEFAULT: RIGHTS AND REMEDIES

          8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

          (a) (i) Borrower shall fail to make any payment of principal of, or interest on, or Fees owing in respect of, the Revolving Loan, when due and payable, or (ii) Borrower shall fail to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document or any other Obligations within ten (10) days following Agent's demand for such reimbursement or payment thereof.

          (b) Any Credit Party shall fail or neglect to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4 or 6, or any of the provisions set forth in Schedules E or I, respectively.

          (c) Borrower shall fail or neglect to perform, keep or preserve any of the provisions of Section 4 or any provisions set forth in Schedules G or H, respectively, and the same shall remain unremedied for ten (10) days or more.

          (d) Any Credit Party shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for twenty (20) days or more following notice to such Credit Party.

          (e) A default or breach shall occur under any other agreement, document or instrument to which any Credit Party is a party which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Credit Party in excess of $1,000,000 in the aggregate, or (ii) causes, or such permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $1,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such right is exercised, by such holder or trustee.

          (f) Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Agent or any Lender by any Credit Party shall be untrue or incorrect in any material respect as of the date when made or deemed made.

          (g) Assets of any Credit Party with a fair market value of $500,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

          (h) A case or proceeding shall have been commenced against any Material Credit Party seeking a decree or order in respect of any Material Credit Party (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any Material Credit Party or of any substantial part of any such Person's assets, or (iii) ordering the winding-up or liquidation of the affairs of any Material Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

          (i) Any Material Credit Party shall (i) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Material Credit Party or of any substantial part of any such Person's assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing.

          (j) A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate at any time outstanding shall be rendered against any Credit Party and the same shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

          (k) Any provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby other than as a result of Agent's failure to take any action within its control.

          (l)  Any "Change of Control" shall occur.

          8.2 Remedies. (a) (i) If any Event of Default shall have occurred and be continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend this facility with respect to further Advances and/or the incurrence of further Letter of Credit Obligations and Eligible Trade L/C Obligations whereupon any further Advances, Letter of Credit Obligations, and Eligible Trade L/C Obligations shall be made or extended in Agent's sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Event of Default is continuing and (ii) if any Event of Default shall have occurred and be continuing, Agent may (and at the request of the Requisite Lenders shall), following notice increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

          (b) If any Event of Default shall have occurred and be continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, (i) terminate this facility with respect to further Advances or the incurrence of further Letter of Credit Obligations and Eligible Trade L/C Obligations; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations and Eligible Trade L/C Obligations be cash collateralized as provided in Schedule B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each Credit Party that is a signatory hereto; and (iii) exercise any rights and remedies provided to Agent under the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Sections 8.1(g), (h) or (i), Commitments to make further Advances or the incurrence of further Letter of Credit Obligations and Eligible Trade L/C Obligations shall automatically terminate and all of the Obligations, including the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

          8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard,
(b) all rights to notice and a hearing prior to Agent's taking possession or control of, or to Agent's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal and exemption laws.

     9.   ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

          9.1 Assignment and Participations. (a) Any Lender may assign at any time or times, any of the Loan Documents, any Commitment or of any portion thereof or interest therein, including, without limitation, any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not, with Borrower's consent which shall not be unreasonably withheld or delayed; provided that so long as any Event of Default shall have occurred and be continuing Borrower's consent shall not be required. Any assignment by a Lender shall (i) require the consent of Agent which shall not be unreasonably withheld or delayed and the execution of a Lender Addition Agreement in form and substance satisfactory to Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and the Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; and (iv) include a payment by the assigning Lender to the Agent of an assignment fee of $3,000. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment.
Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender". In all instances, each Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the Commitment. In the event Agent or any

Lender assigns or otherwise transfers all or any part of a Note, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes being assigned.

          (b) Borrower consents to any Lender's sale of a participation, at any time or times, in all or part of its Commitment. Any sale of a participation by a Lender of all or any part of its Commitments shall be made with the understandings that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, except as provided in the following sentence, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the final scheduled maturity date of the principal amount of any Loan in which such holder participates, and
(iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a "Lender". Except as set forth in the preceding sentence neither Borrower nor any Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

          (c) So long as no Event of Default shall have occurred and be continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), an inability to fund LIBOR Loans under
Section 1.16(c), or withholding taxes in accordance with Section 1.16(d).

          (d) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

          (e) Borrower shall assist any Lender permitted to sell assignments under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested, and the participation of management in meetings with, potential assignees at Borrower's headquarters. Borrower shall certify the correctness, completeness and accuracy of all descriptions of Borrower and its affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in
Section 3.4(c).

          (f) A Lender may furnish any information concerning Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants). Each Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained herein.

          (g) If (a) GE Capital assigns its Commitment or sells participations in its Commitment so that its Commitment, net of participations sold by it, is less than $30,000,000, or (b) resigns as Agent and is not replaced as Agent by a Lender reasonably acceptable to Borrower, Borrower may, within one hundred eighty (180) days thereafter terminate the Commitments, prepay the Revolving Loans, Swing Line Loan and all other Obligations in full and cash collateralize all outstanding Letter of Credit Obligations and Eligible Trade L/C Obligations, without payment of any prepayment fee as to the Pro Rata Share of GE Capital.

          9.2 Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

          If Agent shall request instructions from Requisite Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities and Costs or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders.

          9.3 Agent's Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limitation of the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party;
(e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          9.4 GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity.
GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

          9.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of the Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

          9.6 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower and without limiting the obligations of Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other
Loan Document or any action taken or omitted by Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent's gross negligence or wilful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower.

          9.7 Successor Agent. Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent which shall be reasonably acceptable to Borrower. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution organized under the laws of the United States of America or of any State thereof having a combined capital and surplus of at least $300,000,000.
If no successor Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent (which shall be reasonably acceptable to Borrower) as provided above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

          9.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and each holder of any Note is hereby authorized at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations which are not paid when due. Any Lender or holder of any Note exercising a right to set off shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so set off with each other Lender or holder in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

          9.9  Advances; Payments; Information; Non-Funding Lender.

          (a)  Advances; Payments; Fee Payments.

          (i) The parties hereto agree that, whenever possible, the Swing Line Loan shall be the first Loan advanced and the first Loan repaid so as to minimize fluctuations in the Revolving Loan balance. Furthermore, for ease of administration, Agent may, on behalf of Lenders, disburse funds to Borrower for requested Revolving Credit Advances and the Revolving Loan balance may fluctuate from day to day through Agent's disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender, Revolving Credit Advances and payments in respect thereof will be settled according to the procedures described in Sections 9.9(a)(ii) and 9.9(a)(iii) below. Notwithstanding these procedures, each Lender's obligation to fund its portion of any Revolving Credit Advances made by Agent to Borrower will commence on the date such Advances are made by Agent. Such payments will be made by each Lender without setoff, counterclaim or reduction of any kind.

         (ii) Not later than 11:00 a.m. (Chicago time) on the second (2nd) and fifth (5th) Business Day of each week, or more frequently (including daily) if Agent so elects (each such day being a "Settlement Date"), Agent will advise each Lender by telephone or telecopy of the amount of such Lender's Pro Rata Share of the balance of the Revolving Loan as of the close of business on the first (1st) Business Day immediately preceding the Settlement

Date. In the event that payments are necessary to adjust the amount of such Lender's portion of the Revolving Loan to such Lender's Pro Rata Share of the Revolving Loan as of any Settlement Date, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 2:00 p.m. (Chicago time) on the Settlement Date. Notwithstanding the foregoing, if Agent so elects, Agent may require that each Lender make its Pro Rata Share of any requested Revolving Credit Advance available to Agent for disbursement prior to the funding of such Advance. If Agent elects to require that such funds be so made available, Agent shall advise each Lender by telephone or telecopy of the amount of such Lender's Pro Rata Share of the requested Revolving Credit Advance no later than 11:00 a.m. (Chicago time) on the date of funding thereof, and each such Lender shall pay Agent such amount in same day funds, by wire transfer to the Collection Account not later than 2:00 p.m. (Chicago time) on the date of funding such Advance.

         (iii) For purposes of this Section 9.9(a)(iii), the following terms will have the following meanings:

               (A) "Daily Loan Balance" means, with respect to the Revolving Credit Advances, an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Agent to a Lender with respect to the Revolving Credit Advances from the Closing Date through and including such calendar day, from (ii) the cumulative principal amount of the Revolving Credit Advances advanced by such Lender to Agent from the Closing Date through and including such calendar day.

               (B) "Daily Interest Rate" means, with respect to the Revolving Credit Advances, an amount calculated by dividing the interest rate payable to a Lender on the Revolving Credit Advances (as determined pursuant to Sections 1.5 and 1.6) as of each calendar day by three hundred sixty (360) days in the case of LIBOR Loans and three hundred sixty-five (365) days in the case of Index Rate Loans.

               (C) "Daily Interest Amount" means, with respect to the Revolving Loan, an amount calculated by multiplying the Daily Loan Balance of the Revolving Credit Advances by the associated Interest Rate applicable to such Revolving Credit
               Advances.

               (D) "Interest Ratio" means, with respect to the Revolving Credit Advances, a number calculated by dividing the total amount of interest on the Revolving Credit Advances received by Agent during the immediately preceding month by the total amount of interest on the Revolving Credit Advances due from Borrower during the immediately preceding month.

On the first (1st) Business Day of each calendar month (an "Interest Settlement Date"), Agent will advise each Lender by telephone or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to the Revolving Credit Advances as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement and the other Loan Documents, Agent will pay to such Lender such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders on the Revolving Loans. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender to Agent in writing, as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 12:00 noon (Chicago time) on the next Business Day following the Interest Settlement Date. Such Lender's Pro Rata Share of interest on Revolving Credit Advances will be calculated by adding together such Lender's Pro Rata Share of the Daily Interest Amounts for each calendar day of the prior month for the Revolving Credit Advances and multiplying the total thereof by the Interest Ratio for the Revolving Credit Advances. Consistent with the foregoing, during those periods between Settlement Dates in which Agent has advanced more than its Pro Rata Share of the Revolving Credit Advances, the Daily Interest Amounts allocable to the Lenders will be reduced and the interest accrued on such amounts shall be for the account of Agent.

          (b) Availability of Lender's Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each Settlement Date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section
9.9 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

          (c)  Return of Payments.

               (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

               (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that

Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

          (d)   Non-Funding Lenders.

          The failure of any Lender (such Lender, a "Non-Funding Lender") to make any Revolving Credit Advance to be made by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an "Other Lender") of its obligations to make a Revolving Credit Advance on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Revolving Credit Advance to be made by such Non-Funding Lender, and no Other Lender shall have any obligation to Agent or any Other Lender for the failure by such Non-Funding Lender. Notwithstanding anything set forth herein to the contrary so long as any Lender continues to be a Non-Funding Lender, such Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" (or be included in the calculation of "Requisite Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document.

          (e)   Dissemination of Information.

          Agent will use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, however, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable solely to Agent's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Lenders acknowledge that Borrower is required to provide Financial Statements and Collateral Reports to certain of the Lenders in accordance with Schedules G and H hereto and agree that Agent shall have no duty to provide the same to Lenders.

          (f)   Actions in Concert.

          Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including, without limitation, exercising any rights of set-off) without first obtaining the prior written consent of Agent or Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of the Agent.

     10.  SUCCESSORS AND ASSIGNS

          10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party signatory hereto, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Requisite Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party signatory hereto without the prior express written consent of Agent and Requisite Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party signatory hereto, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

     11.  MISCELLANEOUS

          11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2 below. Any letter of interest, commitment letter, fee letter (other than the GE Capital Fee Letter) or confidentiality agreement between any Credit Party and Agent or any Lender or any of their respective affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

          11.2 Amendments and Waivers. (a) Except as otherwise provided below, no amendment, modification, termination or waiver of any provision of this Agreement or any of the Notes, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and each Credit Party signatory hereto, and by Requisite Lenders.

          (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement which (i) increases the percentage advance rates set forth in the definition of Borrowing Base or (ii) makes less restrictive the nondiscretionary criteria for exclusion from Eligible Inventory set forth in Schedule D hereto, shall be effective unless the same shall be in writing and signed by Agent, all Lenders and each Credit Party signatory hereto.

          (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby, do any of the following: (i) increase the principal amount of the Commitment of any Lender (and all Lenders shall be deemed to be affected thereby); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan, Letter of Credit Obligations or Eligible Trade L/C Obligations of any affected Lender; (iii) extend the final scheduled maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty of a Material Credit Party; (vi) except as otherwise permitted herein or in the other Loan Documents, release the Agent's Liens upon, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding

$5,000,000 in the aggregate other than sales of Inventory in the ordinary course; (vii) increase the L/C Sublimit (and all Lenders shall be deemed to be affected thereby); (viii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for Lenders or any of them to take any action hereunder; and (ix) amend or waive this Section 11.2 or the definitions of the terms used in this Section 11.2 insofar as the definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this
Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

          (d) If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change"):

               (i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (each such Lender whose consent is not obtained as described in this clause (i) or in clause
          (ii) below being referred to as a "Non Consenting Lender"), or

               (ii) requiring the consent of Requisite Lenders, the consent of Lenders holding 50.1% of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained,

then, so long as Agent is not a Non-Consenting Lender, Agent shall have the right in its sole discretion (but shall be under no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent, all of the Commitments of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and Fees (other than prepayment Fees) with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Lender Addition Agreement.

          (e) Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations under Section 1.13) and termination of the Commitments, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, termination letters regarding bailee agreements, Control Letters and blocked account agreements and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

          11.3 Fees and Expenses. Borrower shall reimburse Agent for all out-of-pocket expenses incurred in connection with the preparation of the Loan Documents (including the reasonable fees and expenses of all of its special loan counsel, advisors, consultants and auditors retained in connection with the Loan Documents and the Related Transactions and advice in connection therewith). Borrower shall reimburse Agent (and, with respect to clauses (c), (d) and (e) below, each Lender) for all fees, costs and expenses, including the fees, costs and expenses of counsel (including the allocated cost of in-house counsel) or other advisors (including environmental and management consultants) for advice, assistance, or other representation in connection with:

               (a) the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of the Loans;

               (b) any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents or Related Transactions Documents or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

               (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Agent by virtue of the Loan Documents;

               (d) any attempt to enforce any rights of Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents;

               (e) any work-out or restructuring of the Loans during the pendency of one or more Events of Default, but only as to Persons who are Lenders as of the Closing Date and who continue to hold 7.5% or more of the total Commitments;

               (f) efforts to (i) consistent with the terms of the Loan Documents, monitor the Loans or any of the other Obligations, (ii) consistent with the terms of the Loan Documents verify, observe or assess any of the Credit Parties or their respective affairs, and (iii) protect, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, without limitation, all the attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 11.3 shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

          11.4 No Waiver. Agent's or any Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and Requisite Lenders and directed to Borrower specifying such suspension or waiver.

          11.5 Remedies. Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

          11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

          11.8 Authorized Signature. Until Agent shall be notified by Borrower to the contrary, the signature upon any Notice of Revolving Credit Advance, Notice of Swing Line Advance, Notice of Continuation/Conversion or other notice or certificate delivered in accordance herewith delivered pursuant hereto of an officer of Borrower listed on Schedule 11.8 shall bind Borrower and be deemed to be the act of Borrower affixed pursuant to and in accordance with resolutions duly adopted by Borrower's Board of Directors.

          11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, CITY OF CHICAGO, ILLINOIS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, THAT AGENT, LENDERS AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, CITY OF CHICAGO, ILLINOIS AND, PROVIDED, FURTHER NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN SCHEDULE J OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

          11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this
Section 11.10), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Schedule J or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated on Schedule J to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

          11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

          11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

          11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

          11.14 Press Releases. Each Credit Party agrees that neither it nor its Affiliates will in the future issue any press release or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or

Affiliate is required to do so by law or regulation and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement and after such publication, Borrower may make public disclosure of the same information set forth in the tombstone. Furthermore, Borrower may make private disclosures to its suppliers of the existence of this Agreement, the Maximum Amount hereunder, and the fact that GE Capital acts as Agent hereunder.

          11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment of the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

          11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

          11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          11.18 Confidentiality. Agent and Lenders shall maintain as confidential all non-public information provided to them by the Credit Parties for a period of two (2) years following the Commitment Termination Date, provided that, Agent and Lenders may disclose such information (i) to Persons employed or engaged by Agent or any Lender in evaluating, approving, structuring or administering the Loans and the Commitments, (ii) to any bona fide assignee or participant that has agreed to comply with the covenant contained in this
Section 11.18 (and any such bona fide assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (i) above), (iii) as required or requested by any Governmental Authority, (iv) pursuant to legal process, or (v) in connection with the exercise of any remedy under the Loan Documents; provided further that, the foregoing restriction shall cease to apply to any information that becomes publicly available other than by the actions of Agent, Lenders or any Persons described in clauses (i) or (ii) above.

          11.19 Effectiveness of this Agreement. This Agreement and the other Loan Documents shall not become effective unless and until each of the conditions set forth in Section 2.1 and on Schedule F hereto have been met or satisfied, which shall occur on May 28, 1996, except for those items (such as Approved Shippers' bailee letters) that are set forth in a Post-Closing Matters Agreement dated as of the Closing Date between the Loan Parties and Agent.

                           [SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.


                                       WILSONS LEATHER HOLDINGS INC.


                                       By: _____________________________________

                                       Title: __________________________________


Revolving Loan                         GENERAL ELECTRIC CAPITAL
Commitment:                            CORPORATION, as Agent, Lender and
$45,000,000                            Swing Line Lender
(including $10,000,000
Swing Line Commitment)                 By: _____________________________________

                                       Title: __________________________________


Revolving Loan                         THE FIRST NATIONAL BANK OF BOSTON,
Commitment:                            as Lender
$12,500,000                            By: _____________________________________

                                       Title: __________________________________


Revolving Loan                         SANWA BUSINESS CREDIT
Commitment:                            CORPORATION, as Lender
$20,000,000
                                       By: _____________________________________

                                       Title: __________________________________


Revolving Loan                         SIGNET BUSINESS CREDIT, as Lender
Commitment:
$5,000,000                             By: _____________________________________

                                       Title: __________________________________

Revolving Loan                         THE CIT GROUP/BUSINESS CREDIT, INC.,
Commitment:                            as Lender
$20,000,000                            By: _____________________________________

                                       Title:___________________________________


Revolving Loan                         TRANSAMERICA BUSINESS CREDIT
Commitment:                            CORPORATION, as Lender
$12,500,000                            By: _____________________________________

                                       Title:___________________________________


Revolving Loan                         CORESTATES BANK N.A., as Lender
Commitment:
$7,500,000                             By: _____________________________________

                                       Title: __________________________________


Revolving Loan                         BANKAMERICA BUSINESS CREDIT, INC.,
Commitment:                            as Lender
$20,000,000                            By: _____________________________________

                                       Title: __________________________________



Revolving Loan                         FIRST BANK NATIONAL ASSOCIATION,
Commitment:                            as Lender
$7,500,000                             By: _____________________________________

                                       Title: __________________________________

The undersigned are executing this Credit Agreement in their capacity as Credit Parties, but only as to the representations, warranties and covenants contained in Sections 3, 5 and 6:

BERMANS THE LEATHER EXPERTS INC.         ROSEDALE WILSONS, INC.

By:                                      By:
   ----------------------------             ------------------------------
Title:                                   Title:
      -------------------------                ---------------------------

RIVER HILLS WILSONS, INC.                WILSONS HOUSE OF SUEDE, INC.

By:                                      By:
   ----------------------------             ------------------------------
Title:                                   Title:
      -------------------------                ---------------------------

WILSONS THE LEATHER EXPERTS INC.         WILSONS CENTER, INC.

By:                                      By:
   ----------------------------             ------------------------------
Title:                                   Title:
      -------------------------                ---------------------------

                                  SCHEDULE A

                                  DEFINITIONS
                                  -----------

          Capitalized terms used in the Agreement shall have (unless otherwise provided elsewhere in the Agreement) the following respective meanings and all section references in the following definitions shall refer to Sections of the
Agreement:

          "Account Debtor" shall mean any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account.

          "Accounts" shall mean all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party and, in any event, including, without limitation, (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to any Credit Party, whether arising out of goods sold or services rendered by it or from any other transaction (including, without limitation, any such obligations which may be characterized as an account or contract right under the Code), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, (c) all of each Credit Party's rights to any goods represented by any of the foregoing (including, without limitation, unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods),
(d) all monies due or to become due to any Credit Party, under all purchase orders and contracts for the sale of goods or the performance of services or both by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party) now or hereafter in existence, including, without limitation, all rights to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guarantees of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

          "Acquisition" shall mean a series of related transactions by which (i) the Management Investors invest $2,000,000 in cash equity in Newco, a corporation formed by Seller; (ii) Newco acquires common stock of Parent for (1) $2,000,000 in cash, (2) the Subordinated Note, (3) a warrant for 15% of the common stock of Newco, (4) a management warrant for 12% of the common stock of Newco which will be reduced share-for-share by the vesting in management of performance restricted stock, (5) common stock of Newco, and (6) preferred stock of Newco; and (iii) Seller sells its common and preferred stock of Newco for $10,000,000 in cash to the Investors.

          "Acquisition Agreement" means collectively, the Sale Agreement dated as of May 24, 1996 among Seller, Newco and Parent; the Investor Stock Purchase Agreement of even date herewith among Seller and the Investors; and the Manager Stock Purchase Agreement of even date herewith among Seller and the Management Investors.

                                     S-A-1

          "Advance" shall mean any Revolving Credit Advance or Swing Line Advance, as the context may require.

          "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or (c) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent and each Lender.

          "Agent" shall mean GE Capital or its successor appointed pursuant to
Section 9.7.

          "Agreement" shall mean the Credit Agreement by and among Borrower, GE Capital, as Lender, Swing Line Lender and Agent and the other Lenders signatory from time to time to the Agreement.

          "Appendices" shall have the meaning assigned to it in the recitals to the Agreement.

          "Applicable Index Margin" shall mean a per annum rate of interest payable in addition to the Index Rate on Index Rate Loans, determined by reference to Section 1.6.

          "Applicable LIBOR Margin" shall mean a per annum rate of interest payable in addition to the LIBOR Rate on LIBOR Rate Loans, determined by reference to Section 1.6.

          "Applicable L/C Margin" shall mean the per annum letter of credit fee payable with respect to Letter of Credit Obligations and Eligible Trade L/C Obligations, determined by reference to Section 1.6.

          "Applicable Swing Line Margin" shall mean the per annum rate of interest payable in addition to the Index Rate on Swing Line Loans, determined by reference to Section 1.6.

          "Approved Shipper" shall mean any reputable and creditworthy shipper or freight forwarder transporting finished goods Inventory from overseas to Borrower's Distribution Center or, at Borrower's direction, to Store Guarantors' Stores that has entered into a bailee letter with Agent on terms acceptable to Agent regarding the in-transit Inventory.

          "Bermans" mean Bermans The Leather Experts Inc., a Delaware corporation.

                                     S-A-2

          "Borrower" shall have the meaning assigned thereto in the recitals to the Agreement.

          "Borrowing Availability" shall have the meaning assigned to it in
Section 1.1(a)(i).

          "Borrowing Base" shall mean, as of any date of determination, the sum of (i) sixty-five percent (65%) of the book value of Eligible Inventory (other than Lay Away Inventory) valued on a first-in, first-out basis (at the lower of cost or market), plus (ii) a seasonal over-advance of $7,500,000 during the months of August and September of each year, plus (iii) sixty-five percent (65%) of Lay Away Inventory valued as follows: (unpaid purchase price (divided by)
 .625) x .50, minus (iv) Reserves.

          "Borrowing Base Certificate" shall mean a certificate to be executed and delivered from time to time by Borrower in the form attached to the Agreement as Exhibit 4.1(b).

          "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Illinois or the State of Minnesota and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

          "Capital Expenditures" shall mean all payments during any measuring period (including the principal portion of payments under Capital Leases, installment purchase agreements and other similar purchase money financing arrangements) for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

          "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

          "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

          "Cash Management Systems" shall have the meaning assigned to it in
Section 1.8.

          "Change of Control" shall mean any event, transaction or occurrence as a result of which (a) prior to a Qualified Public Offering Management Investors shall cease to own and control all of the economic and voting rights associated with ownership of at least twenty-two percent (22%) of the outstanding capital Stock of all classes of Newco on a fully diluted basis, (b) Newco shall cease to own and control all of the economic and voting rights associated with all of the outstanding capital stock of Parent or (c) Parent shall cease to own and control all of the

                                     S-A-3
economic and voting rights associated with all of the outstanding capital stock of each of its Subsidiaries, except as permitted under Section 6.1 of the Agreement.

          "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including, without limitation, taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (b) any Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

          "Chattel Paper" shall mean any "chattel paper," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

          "Closing Date" shall mean May 25, 1996.

          "Code" shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Illinois; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Agent's or any Lender's security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Illinois, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

          "Collateral" shall mean the property covered by the Security Agreement and the other Collateral Documents and any other personal property, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

          "Collateral Documents" shall mean the Security Agreement, the Consignment Agreement, the Pledge Agreements, the Guaranties, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

          "Collateral Reports" shall mean the reports with respect to the Collateral referred to in Schedule H.

          "Collection Account" shall mean that certain account of Agent, account number 502-328-54 in the name of Agent at Bankers Trust Company in New York, New York or any substitute Collection Account established in accordance with Schedule E hereto.

          "Commitments" shall mean (a) as to any Lender, the aggregate of such Lender's Revolving Loan Commitment and/or Swing Line Commitment as set forth on the signature page

                                     S-A-4
to the Agreement or in the most recent Lender Addition Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders' Revolving Loan Commitments and Swing Line Commitment, which aggregate commitment shall be One Hundred Fifty Million Dollars ($150,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

          "Commitment Termination Date" shall mean the earliest of (a) May 24, 1999, (b) the date of termination of Lenders' obligations to make Advances and/or incur Letter of Credit Obligations and Eligible Trade L/C Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Loans and the cancellation and return of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations and Eligible Trade L/C Obligations pursuant to Schedule B, and the permanent reduction of the Revolving Loan Commitment and the Swing Line Commitment to zero dollars ($0), in accordance with the provisions of Section 1.3(c).

          "Concentration Account" shall have the meaning assigned to it on Schedule E.

          "Consignment Agreement" shall mean the Master Consignment Agreement of even date herewith among Borrower and all of the Store Guarantors.

          "Contracts" shall mean all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including, without limitation, any and all agreements relating to the terms of payment or the terms of performance of any Account.

          "Contribution" shall mean as to each Store, for any fiscal period, revenues of that Store less direct operating expenses of that Store, including advertising and supervisory allocated expenses.

          "Control Letter" shall mean a letter agreement between the Agent and
(i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of the Agent, on behalf of itself and the Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of the Agent without further consent by such Credit Party.

          "Credit Parties" shall mean Parent, Borrower, Newco and each Store Guarantor.

                                     S-A-5

          "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

          "Default Rate" shall have the meaning assigned to it in Section
1.5(d).

          "Disbursement Accounts" shall have the meaning assigned to it on Schedule E.

          "Distribution Center" shall mean the warehouse and distribution center owned by Borrower or owned by Bermans and leased to and operated by Borrower, located at 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428.

          "Documents" shall mean any "documents," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

          "Dollars or $" shall mean lawful currency of the United States of America.

          "EBIT" shall mean, with respect to Newco for any fiscal period, consolidated net income from operations before Interest Charges, income taxes and non-cash charges relating to the vesting of restricted stock held by employees of Newco and its consolidated Subsidiaries (without duplication) determined in accordance with GAAP and in a manner consistent with the Financial Statements attached as Disclosure Schedule 3.4(A).

          "EBIT/Cash Interest Coverage" shall mean for any fiscal period or periods of Newco, EBIT for such period(s) divided by cash Interest Charges for such period(s).

          "EBITDA" shall mean, with respect to Newco for any fiscal period (without duplication), consolidated net income from operations (before Interest Charges, income taxes, depreciation, amortization (including amortization of capitalized costs relating to the Related Transactions), and non-cash charges relating to the vesting of restricted stock held by employees, determined in accordance with GAAP.

          "Eligible In-Transit Inventory" shall mean Inventory which is not excluded from being Eligible Inventory by any of the criteria set forth in Schedule D, except that such Inventory is in-transit from the manufacturer thereof to the Distribution Center or by drop shipment to one or more Stores operated by a Store Guarantor. In furtherance of and without limiting the foregoing: Eligible In-Transit Inventory shall be limited to finished goods (i) in the possession of an Approved Shipper under contract with Borrower and in which Borrower has good title; (ii) as to which Agent for the benefit of Lenders has a first priority security interest through constructive possession by means of a bailee agreement with an Approved Shipper; (iii) which have been accepted by Borrower (F.O.B. shipping point) as conforming goods and as to which the L/C Issuer has received an inspection certificate signed by Borrower's agent or employee; (iv) which are fully insured against loss under insurance naming Agent as loss payee for the benefit of Lenders; and (v) as to which the purchase price has been paid to the manufacturer by a draw under the corresponding Eligible Trade L/C.

                                     S-A-6

          "Eligible Inventory" shall have the meaning assigned to it in Schedule D to the Agreement. Unless the context otherwise requires, Eligible Inventory shall include Eligible In-Transit Inventory.

          "Eligible Trade L/C's" shall mean, subject to the further conditions contained in Section 6.19 of the Agreement, trade letters of credit issued by the L/C Issuer for the account of Borrower or prior to the Closing Date for the account of House of Suede for payment of the purchase price of finished goods inventory which will be Eligible In-Transit Inventory upon presentation of a draft under that trade letter of credit.

          "Eligible Trade L/C Obligations" shall mean all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a reimbursement agreement or guaranty by Agent with respect to any Eligible Trade L/C. The amount of any such Eligible Trade L/C Obligations shall equal the maximum amount which may be payable by Agent or Lenders thereupon or pursuant thereto.

          "Environmental Laws" shall mean all federal, state, local and foreign laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree or judgment, relative to the applicable real estate, relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. (S)(S) 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. (S)(S) 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. (S)(S) 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. (S)(S) 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. (S)(S) 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. (S)(S) 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. (S)(S) 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. (S)(S) 651 et seq.) ("OSHA"); and the Safe Drinking Water Act, as amended (42 U.S.C. (S)(S) 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

          "Environmental Liabilities and Costs" shall mean all liabilities, obligations, responsibilities, remedial actions, removal actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including any thereof arising under any Environmental

                                     S-A-7

Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Release, threatened Release or the presence of a Hazardous Material or threatened Release of a Hazardous Material.

          "Environmental Permits" shall mean all permits, licenses, administrative orders, consent orders, consent decrees, governmental agency agreements, or other written documents detailing required environmental performance expected of or permitted by any Credit Party by Governmental Authority.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

          "ERISA Affiliate" shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) which, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b),
(c), (m) or (o) of the IRC with respect to any period after the Closing Date.

          "ERISA Event" shall mean, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days;
(g) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status.

          "ESOP" shall mean a Plan which is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

          "Event of Default" shall have the meaning assigned to it in Section
8.1.

          "Fees" shall mean any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.



                                     S-A-8

          "Financial Statements" shall mean the consolidated income statements, statements of cash flows and balance sheets of Newco and/or its Subsidiaries delivered in accordance with Section 3.4 of the Agreement and Schedule G to the Agreement.

          "First Intermediate Parent" shall mean Rosedale Wilsons, Inc., a Minnesota corporation.

          "Fiscal Month" shall mean any of the monthly accounting periods of Newco.

          "Fiscal Quarter" shall mean any of the four 13 calendar week accounting periods of Newco ending on or about the last day of January, April, July and October of each year.

          "Fiscal Year" shall mean any of the annual accounting periods of Parent ending on December 31st of each year with respect to Fiscal Years ended on or prior to December 31, 1995 and with respect to subsequent Fiscal Years any of the annual accounting periods having Fiscal Quarters which end on the Saturday closest to the last day of January, April, July, and October, of each year in accordance with Section 6.16 of the Agreement.

          "Fixed Charges" shall mean, for any fiscal period with respect to Newco and its Subsidiaries on a consolidated basis, the aggregate of all Interest Charges paid in cash during such period, plus (a) scheduled payments of principal with respect to Indebtedness during such period, plus (b) lease payments with respect to Stores (including base rent, percentage rent, common area payments and real estate taxes) during such period, plus (c) the provision for income taxes with respect to such period.

          "Fixed Charges Coverage Ratio" shall mean, with respect to Newco and its Subsidiaries on a consolidated basis for any fiscal period, the ratio of
(x) the sum of EBITDA, plus lease payments with respect to Stores (including base rent, percentage rent, common area payments and real estate taxes) during such period, less the unfinanced portion of Capital Expenditures during such period to (y) Fixed Charges.

          "Foreign Subsidiaries" shall mean Melville (U.K.) Holdings Ltd., Wilsons Leather Gatsland Limited and Wilsons Leather Gatsair Limited which operate two stores in Great Britain as of the Closing Date and other subsidiaries incorporated after the Closing Date under the laws of jurisdictions outside of the United States to operate Stores in those jurisdictions.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as from time to time in effect, consistently applied.

          "GE Capital" shall mean General Electric Capital Corporation, a New York corporation.



                                     S-A-9

          "GE Capital Fee Letter" shall mean that certain letter, dated as of April 29, 1996, between GE Capital, Parent, and House of Suede with respect to certain Fees to be paid from time to time by Borrower to GE Capital.

          "General Intangibles" shall mean any "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, and, in any event, including, without limitation, all right, title and interest which such Credit Party may now or hereafter have in or under any Contract (including the Consignment Agreement, as amended or modified from time to time) any Licenses, including, without limitation, all customer lists, Trademarks, service marks, tradenames, business names, corporate names, trade styles, logos and other source or business identifiers, and all applications therefor and reissues, extensions or renewals thereof, rights in intellectual property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including all goodwill associated with any Trademark registration, or Trademark licensed under any Trademark License), all rights and claims in or under insurance policies (including, without limitation, insurance for fire, damage, loss and casualty, whether covering personal property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, tax refunds, rights to receive tax refunds and other payments and rights of indemnification.

          "Georgetown Subsidiaries" shall mean separate corporations each of which operates an individual Store under the Georgetown name, consisting of 19 separate corporations as of the Closing Date.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is made or (y) the maximum amount for which such Person may be



                                    S-A-10
liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

          "Guaranties" shall mean, collectively, the Parent Guaranty, the Store Guarantors' Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

          "Guarantors" shall mean Newco, Parent, each Store Guarantor, and each other Person, if any, which executes a guarantee or other similar agreement in favor of Agent in connection with the transactions contemplated by the Agreement and the other Loan Documents.

          "Hazardous Material" shall mean any substance, material or waste, the generation, handling, storage, treatment or disposal of which is regulated by or forms the basis of liability now or hereafter under, any Government Authority in any jurisdiction in which Borrower or any Subsidiary thereof has owned, leased, or operated real property or disposed of hazardous materials, or by any Federal government authority, including, without limitation, any material or substance which is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste" or other similar term or phrase under any Environmental Laws,
(b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), any radioactive substance, methane, volative hydrocarbons or any industrial solvent, (c) designated as a "hazardous substance" pursuant to
Section 311 of the Clean Water Act, 33 U.S.C. (S)(S) 1251 et seq. (33 U.S.C.
(S)(S) 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C.
(S) 1317), (d) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901, et seq. (42 U.S.C.
(S) 6903), or (e) defined as a "hazardous substance" pursuant to Section 1012 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq. (42 U.S.C. (S) 9601).

          "House of Suede" shall mean Wilsons House of Suede, Inc., a California corporation.

          "Indebtedness" of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or



                                    S-A-11
matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

          "Index Rate" shall mean the higher of (a) the highest of the most recently published or announced prime, corporate base, reference or similar benchmark rate, however designated, announced by any of the five (5) largest member banks of the New York Clearing House Association and (b) one half of one percent (.5%) per annum over the Federal funds rate, in each case as of any date of determination. Changes in the rate of interest applicable to Index Rate Loans shall occur simultaneously with changes in the Index Rate.

          "Index Rate Loan" shall mean the Revolving Loan or any portion thereof bearing interest by reference to the Index Rate.

          "Individual Store Subsidiaries" shall mean separate corporations each of which operates an individual Store, excluding Foreign Subsidiaries.

          "Instruments" shall mean any "instrument," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including, without limitation, all certificated securities, all certificates of deposit, and all notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

          "Intellectual Property" shall mean any and all Licenses, Trademarks, trade secrets and customer lists.

          "Interest Charges" shall mean, with respect to any Person for any fiscal period, the amount which, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated income statement of such Person and all other Persons with which such Person's Financial Statements are to be consolidated in accordance with GAAP for the relevant period ended on such date, including without limitation, in the case of Newco and its Subsidiaries, the L/C Fee and Non-Use Fee.

          "Interest Payment Date" means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to each LIBOR Loan, the last day of the LIBOR Period applicable thereto; provided, however, that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest which is then accrued under the Agreement.


                                    S-A-12

          "Inventory" shall mean any "inventory," as such term is defined in the Code, now or hereafter owned or acquired by any Credit Party, wherever located, and in any event including, without limitation, all inventory, merchandise, goods and other personal property which are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including, without limitation, all other supplies.

          "Investment Property" shall mean all "investment property," as such term is defined in the Code, now or hereafter owned or acquired by, any Credit Party, wherever located and, in any event, including, without limitation: (a) all securities, whether certificated or uncertificated, including, without limitation, stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit and mutual funds shares; (b) all securities entitlements of any Credit Party, including, without limitation, all rights of any Credit Party to any securities account and any free credit balance or other money owing by any securities intermediary with respect to any such account; (c) all securities accounts held by any Credit Party; (d) all commodity contracts held by any Credit Party and (e) all commodity accounts held by any Credit Party.

          "Investors" shall mean as of the Closing Date, the following individuals: Lyle Berman and Morris Goldfarb, Neal I. Sell, Ercu Ucan, and Irving Meisel through Leather Investors Limited Partnership I and II.

          "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

          "IRS" shall mean the Internal Revenue Service, or any successor thereto.

          "L/C Issuer" shall have the meaning assigned to such term in Schedule
B.

          "Lender Addition Agreement" shall mean an agreement in form and substance acceptable to Agent or otherwise satisfactory to, and in any case acknowledged by, Agent whereby a portion of any or all of the Commitments are assigned to a Lender after the Closing Date.

          "Lenders" shall mean GE Capital, the other Lenders named on the signature page of the Agreement including without limitation the Swing Line Lender, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include such assignee.

          "L/C Availability" shall have the meaning ascribed thereto in Section
1.2 of the Agreement.


                                    S-A-13

          "L/C Fee" shall have the meaning ascribed thereto in Schedule B to the Agreement.

          "L/C Sublimit" shall mean $90,000,000.

          "Lay Away Inventory" shall mean finished goods as to which retail Store customers have made a deposit and possession of which is retained by a Store Guarantor pending payment in full of the purchase price and has been removed from inventory account records pursuant to the recording of a sale transaction.

          "Letter of Credit Obligations" shall mean all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a reimbursement agreement or guaranty by Agent with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount which may be payable by Agent or Lenders thereupon or pursuant thereto. This term expressly excludes Eligible Trade L/C Obligations.

          "Letters of Credit" shall mean trade or standby letters of credit other than Eligible Trade L/Cs issued for the account of Borrower by L/C Issuer, and bankers' acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

          "LIBOR Business Day" shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

          "LIBOR Loan" shall mean a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

          "LIBOR Period" shall mean, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to this Agreement and ending one, two or three months thereafter, as selected by Borrower in an irrevocable notice to Agent as set forth in Section 1.5(e); provided that the foregoing provision relating to LIBOR Periods is subject to the following:

          (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

          (b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

          (c) any LIBOR Period pertaining to a LIBOR Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically


                                    S-A-14
     corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

          (d) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

          (e) Borrower shall select LIBOR Periods so that there shall be no more than seven (7) separate LIBOR Loans outstanding at any one time.

          "LIBOR Rate" shall mean for each LIBOR Period, a rate of interest equal to:

          (a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of each LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

          (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System.

          If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

          "License" shall mean any Trademark License or other license of rights or interests in Trademarks now held or hereafter acquired by any Credit Party.

          "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any synthetic lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

          "Litigation" shall have the meaning assigned to it in Section 3.13.

                                    S-A-15

          "Loan Account" shall have the meaning assigned to it in Section 1.12.

          "Loan Documents" shall mean the Agreement, the Notes, the Collateral Documents and all other agreements, instruments, documents and certificates identified in the Schedule of Documents executed and delivered to, or in favor of, Agent and/or Lenders and including (without limitation) all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Material Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated hereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Agreement as the same may be in effect at any and all times such reference becomes operative.

          "Loan Parties" shall mean Newco, Parent, Borrower, First Intermediate Parent, Second Intermediate Parent, Bermans and House of Suede.

          "Loans" shall mean the Revolving Loan and the Swing Line Loan.

          "Management Investors" shall mean, as of the Closing Date, individuals employed by Borrower or any Loan Party and who own Stock of Newco.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Loan Parties considered as a whole, (b) Borrower's ability to pay any of the Loans or any of the other Obligations in accordance with the terms thereof, (c) any material part of the Collateral or Agent's Liens, on behalf of itself and Lenders, on such Collateral or the priority of such Liens, or (d) Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents. Without limiting the foregoing, any event or occurrence which results or could reasonably be expected to result in costs or liabilities in excess of the lesser of $3,000,000 or 10% of Borrowing Base as of any date of determination shall be deemed to have a Material Adverse Effect.

          "Material Credit Party" shall mean Newco, Parent, First Intermediate Parent, Second Intermediate Parent, Borrower, Bermans, House of Suede, and each other Store Guarantor that operates more than twelve (12) Stores.

          "Maximum Amount" shall mean, at any particular time, an amount equal to the Revolving Loan Commitment (including as a subpart thereof the Swing Line Commitment) of all Lenders.

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making or is obligated to make contributions on behalf of participants who are or were employed by any of them after the Closing Date.

                                    S-A-16

          "Net Borrowing Availability" shall mean, as of any date of determination thereof, the Borrowing Base at such time less the sum of (i) the then outstanding aggregate Revolving Credit Advances, plus (ii) 100% of Letter of Credit Obligations, plus (iii) 35% of Eligible Trade L/C Obligations, plus
(iv) the then outstanding Swing Line Loan.

          "Net Worth" shall mean the book value of the assets of Newco on a consolidated basis (inclusive of goodwill, patents, trademarks, tradenames, copyrights, organization expenses, treasury stock, debt discount and expense, deferred charges and other like intangibles), minus (a) reserves applicable thereto, and (b) all of Newco's liabilities on a consolidated basis (including accrued and deferred income taxes), all as determined in accordance with GAAP.

          "Newco" shall mean Wilsons The Leather Experts Inc., a Minnesota corporation.

          "Non-use Fee" shall have the meaning assigned to it in Section 1.9(b).

          "Notes" shall mean the Revolving Notes and the Swing Line Note, collectively.

          "Notice of Conversion/Continuation" shall have the meaning assigned to it in Section 1.5(e).

          "Notice of Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(a).

          "Notice of Swing Line Advance" shall have the meaning assigned to it in Section 1.1(b)(i).

          "Obligations" shall mean all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including, without limitation, all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of any Credit Party, whether or not allowed in such proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

          "Overadvance" shall have the meaning assigned to it in Section 1.1(a)(iii).

          "Parent" shall mean Wilsons Center, Inc., a Minnesota corporation.

                                    S-A-17

          "Parent Guaranty" shall mean the Guaranty executed by Newco, Parent, First Intermediate Parent and Second Intermediate Parent, as amended, modified or restated from time to time.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

          "Permitted Encumbrances" shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Credit Party; (e) workers', mechanics', suppliers' or similar liens arising in the ordinary course of business; (f) carriers', warehousemen's or other similar possessory liens arising in the ordinary course of business;
(g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (h) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j) of the Agreement;
(i) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (j) Liens existing on the Closing Date and listed on Schedule 6.7 hereto; (k) presently existing or hereinafter created Liens in favor of Agent, on behalf of Lenders; (l) Liens created after the date hereof by conditional sale or other title retention agreements (including, without limitation, Capital Leases) or in connection with purchase money Indebtedness with respect to assets acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $5,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within thirty (30) days following such purchase and does not exceed 100% of the purchase price of the subject assets); and (m) subordinated Liens securing the Subordinated Note.

          "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

          "Plan" shall mean, at any time after the Closing Date, an employee benefit plan, as defined in Section 3(3) of ERISA, which any Credit Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

                                    S-A-18

          "Pledge Agreements" shall mean the separate Pledge Agreements, executed by each of Newco, Parent and First Intermediate Parent with respect to the Stock of their respective Subsidiaries and by Second Intermediate Parent with respect to the Stock of Borrower, House of Suede and Bermans, as amended, modified or restated from time to time.

          "Proceeds" shall mean "proceeds," as such term is defined in the Code and, in any event, shall include (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties for past, present or future infringement of any Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral upon disposition or otherwise.

          "Pro Forma" means the unaudited consolidated balance sheet of Newco and its Subsidiaries as of May 25, 1996 after giving pro forma effect to the Related Transactions.

          "Projections" means Parent's forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, prepared in a manner consistent with the historical Financial Statements of Parent together with appropriate supporting details and a statement of underlying assumptions.

          "Pro Rata Share" shall mean with respect to all matters relating to any Lender, or with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment and Swing Line Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments and Swing Line Commitment of all Lenders.

          "Qualified Plan" shall mean a Plan which is intended to be tax-qualified under Section 401(a) of the IRC maintained by a Credit Party or ERISA Affiliate after the Closing Date.

          "Qualified Public Offering" shall mean a registered public offering of common stock of Newco (on Form S-1 in the case of an initial public offering) yielding at least $10,000,000 of net cash proceeds to Newco.

          "Real Estate" shall have the meaning assigned to it in Section 3.6.

          "Refunded Swing Line Loan" shall have the meaning assigned to it in
Section 1.1(b)(iii).

                                    S-A-19

          "Related Transactions" means each borrowing under the Revolving Loan on the Closing Date, the Acquisition, the issuance of the Subordinated Note, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

          "Related Transactions Documents" shall mean the Loan Documents, the Acquisition Agreement, the Subordinated Note and the warrants issued in connection with the Acquisition Agreement and all stockholders agreements among the Investors and/or the Management Investors.

          "Release" shall mean, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

          "Requisite Lenders" shall mean (a) Lenders having more than sixty-six and two-thirds percent (66 2/3%) of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding amount of the Loans (with Swing Line Loans being attributed to the Lenders participating therein) and Letter of Credit Obligations and Eligible Trade L/C Obligations.

          "Reserves" shall mean, for purposes of calculating the Borrowing Base,
(a) reserves established by Agent from time to time against the Borrowing Base pursuant to Section 5.9 of the Agreement, (b) reserves established pursuant to
Section 5.4(c) of the Agreement, (c) reserves established pursuant to Section 1.11(c) of the Agreement and (d) subject to Section 1.7 of the Agreement, such other reserves which Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, shrinkage Reserves consistent with those established by Borrower under GAAP, Reserves established to ensure the payment of accrued and unpaid customs and shipping charges with respect to Eligible In-Transit Inventory, a lay-away payment refund Reserve with respect to Lay-Away Inventory, and a sales and use tax Reserve for sales and use taxes due within ninety (90) days shall be deemed to be a reasonable exercise of Agent's credit judgment.

          "Restricted Payment" shall mean (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of a Person's Stock,
(b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of a Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment of a claim


                                    S-A-20
for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Person to any Stockholder of such Person or their Affiliates.

          "Retiree Welfare Plan" shall mean, at any time, a Plan that is a "welfare plan" as defined in Section 3(2) of ERISA, that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant which is maintained by a Credit Party, or an ERISA Affiliate after the Closing Date.

          "Revolving Credit Advance" shall have the meaning assigned to it in
Section 1.1(a)(i).

          "Revolving Loan" shall mean as the context may require, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations and Eligible Trade L/C Obligations incurred on behalf of Borrower.

          "Revolving Loan Commitment" shall mean (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances, Swing Line Advances and/or incur Letter of Credit Obligations and Eligible Trade L/C Obligations as set forth in the signature page to the Agreement or in the most recent Lender Addition Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances, Swing Line Advances and/or incur Letter of Credit Obligations and Eligible Trade L/C Obligations, which aggregate commitment shall be One Hundred Fifty Million Dollars ($150,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

          "Revolving Note" shall have the meaning assigned to it in Section 1.1(a)(ii).

          "Schedule of Documents" shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Schedule F.

          "Seasonal Over-Advance" shall mean the $7,500,000 seasonal over-advance described in clause (ii) of the term "Borrowing Base".

          "Second Intermediate Parent" shall mean River Hills Wilsons, Inc., a Minnesota corporation.

                                    S-A-21

          "Security Agreement" shall mean the Security Agreement of even date herewith entered into among Agent, on behalf of itself and Lenders, and each Credit Party thereto, as amended, modified or restated from time to time.

          "Seller" shall mean Melville Corporation, a New York corporation.

          "Shareholder Agreement" shall mean the Shareholder Agreement dated as of the Closing Date among Newco, the Management Investors, and the Investors.

          "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person on a going concern basis is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person on a going concern basis is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

          "Stock" shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

          "Store" shall mean a retail leather specialty goods store operated by a Store Guarantor and shall include kiosks and holiday stores temporarily operated by any Store Guarantor during the Christmas holiday season and located in the United States.

          "Store Guarantor" shall mean any one of the First Intermediate Parent, the Second Intermediate Parent, Bermans, House of Suede, the Individual Store Subsidiaries, the Tannery or the Georgetown Subsidiaries, and "Store Guarantors" shall mean all of the foregoing, collectively.

          "Store Guarantors' Guaranty" shall mean the Guaranty executed by the Store Guarantors (excluding the First Intermediate Parent and Second Intermediate Parent) in favor of the Lenders, as amended, modified or restated from time to time.

                                    S-A-22

          "Subordination Agreement" shall mean the Subordination Agreement of even date herewith between Seller and Agent for the benefit of Lenders.

          "Subordinated Debt" shall mean any Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to the Agent and the Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder including without limitation the Indebtedness of Newco evidenced by the Subordinated Note.

          "Subordinated Note" shall mean the Senior Subordinated Note of even date herewith issued by Newco to Seller in the initial principal amount of $55,811,000, as the same may be amended, modified, renewed or extended.

          "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires all references to Subsidiaries in the Agreement or in the other Loan Documents shall be deemed to refer to Subsidiaries of Parent.

          "Swing Line Advance" has the meaning assigned to it in Section 1.1(b)(i).

          "Swing Line Availability" has the meaning assigned to it in Section 1.1(b)(i).

          "Swing Line Commitment" shall mean, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Loans as set forth on the signature page to the Agreement, which commitment constitutes a part of the Revolving Loan Commitment of the Swing Line Lender.


          "Swing Line Lender" shall mean GE Capital.

          "Swing Line Loan" shall mean as the context may require, at any time, the aggregate amount of Swing Line Advances outstanding to Borrower.

          "Swing Line Loan Participation Certificate" shall mean a certificate delivered pursuant to Section 1.1(b)(iv).

                                    S-A-23

          "Swing Line Note" has the meaning assigned to it in Section
1.1(b)(ii).

          "Tannery" shall mean Wilsons Tannery West, Inc., a California corporation.

          "Taxes" shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the federal government or any State or political subdivision thereof.

          "Termination Date" shall mean the date on which the Loans have been indefeasibly repaid in full and all other Obligations under the Agreement and the other Loan Documents have been completely discharged and Borrower shall not have any further right to borrow any monies thereunder.

          "Title IV Plan" shall mean an employee pension benefit plan, as defined in Section 3 (2) of ERISA (other than a Multiemployer Plan), which is covered by Title IV of ERISA, and which any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to after the Closing Date on behalf of participants who are or were employed by any of them.

          "Trademark" or "Trademarks" shall mean any and all of the following now owned or hereafter acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

          "Trademark License" shall mean any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Trademark.

          "Trademark Security Agreements" shall mean the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party, as amended, modified or restated from time to time.

          "Unfunded Pension Liability" shall mean, at any time after the Closing Date, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding


                                    S-A-24
purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

          All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of Illinois to the extent the same are used or defined therein. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Exhibit or Schedule.

          Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

                                    S-A-25